Exhibit 10.18

SHARE PURCHASE AGREEMENT BY AND AMONG

SELLERS

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THE SELLERS’ REPRESENTATIVES

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16428380 CANADA INC.

October 11, 2024

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT		1

ARTICLE 1 DEFINITIONS AND INTERPRETATION		3

1.1	Defined Terms	3

1.2	Rules of Construction	19

1.3	Entire Agreement	20

1.4	Governing Law	20

1.5	Severability	20

1.6	Accounting Principles	20

1.7	Knowledge	20

1.8	Schedules and Exhibits	21

ARTICLE 2 PURCHASE AND SALE		21

2.1	Purchase and Sale of the Purchased Shares	21

2.2	Purchase Price	22

2.3	Estimated Purchase Price	22

2.4	Closing Date Payment	23

2.5	Final Determination of Purchase Price	23

2.6	Payment Allocation Schedule	26

2.7	Rollover Election	26

2.8	No Allocation to Restrictive Covenants	26

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		26

3.1	Organization and Capacity	27

3.2	Authorization	27

3.3	No Violation by the Sellers	27

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3.4	No Other Agreements to Purchase	27

3.5	Residency	27

3.6	Title to Purchased Shares	28

3.7	Litigation	28

3.8	Brokers	28

3.9	Investment Representations	28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY		29

4.1	Organization of the Company	29

4.2	No Violation by the Company; Consents	29

4.3	Share Capital	30

4.4	No Options	30

4.5	No Subsidiaries	30

4.6	Business of the Company	30

4.7	Title to Personal and Other Property	31

4.8	Owned and Leased Real Property	31

4.9	Data Center	33

4.10	Asset Purchase Agreement; Sufficiency of Assets	34

4.11	Accounts Receivable	35

4.12	Intellectual Property	35

4.13	Information Systems	38

4.14	Privacy and Anti-Spam Matters	38

4.15	Insurance	40

4.16	No Expropriation	40

4.17	Agreements and Commitments	41

4.18	Material Suppliers and Material Customers	42

4.19	Churned Contracts	42

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4.20	Compliance with Laws; Authorizations	42

4.21	Financial Statements; Absence of Liabilities	43

4.22	Books and Records	44

4.23	Absence of Changes	45

4.24	Non-Arm’s Length Transactions	46

4.25	Taxes	46

4.26	Litigation	49

4.27	Tax Registrations	49

4.28	Bank Accounts and Power of Attorney	49

4.29	Directors and Officers	49

4.30	Dividends	50

4.31	Environmental	50

4.32	Employees	51

4.33	Employee Plans	53

4.34	Indebtedness and Encumbrances	54

4.35	Brokers	54

4.36	Anti-Corruption and Sanctions; Anti-Terrorism and Anti-Money Laundering	54

4.37	Competition Act	55

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		55

5.1	Organization	55

5.2	Authorization	55

5.3	No Violation	56

5.4	Consents and Approvals	56

5.5	Litigation	56

5.6	Brokers	56

5.7	Investment Canada Act	56

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5.8	Exchangeable Shares	57

ARTICLE 6 COVENANTS		57

6.1	Confidentiality	57

6.2	Books and Records	58

6.3	Restrictive Covenants	58

6.4	Tax Matters	60

6.5	Shareholders’ Agreement and Option Plan Terminations	62

6.6	Landlord Deliverables	62

ARTICLE 7 CLOSING		63

7.1	Closing	63

7.2	Closing Deliveries of the Sellers	63

7.3	Closing Deliveries by the Purchaser	64

ARTICLE 8 SURVIVAL AND INDEMNIFICATION		65

8.1	Survival of Representations, Warranties and Covenants	65

8.2	Indemnification by the Sellers	65

8.3	Indemnification by Purchaser	66

8.4	Effect of Materiality Qualifiers	66

8.5	Monetary Limitation of Liability	66

8.6	Notice of Claim	67

8.7	Time Limits for Notice of Claim	67

8.8	Direct Claims	69

8.9	Third Party Claims	69

8.10	Reduction for Insurance Recovery	71

8.11	Indemnity Escrow Amount	71

8.12	Adjustment to Purchase Price	71

8.13	Exclusivity	72

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8.14	Duty to Mitigate	72

8.15	Sellers’ Liability	72

8.16	No Double Recovery.	73

ARTICLE 9 MISCELLANEOUS		73

9.1	Appointment of Sellers’ Representative	73

9.2	Releases	75

9.3	Notices	76

9.4	Amendments and Waivers	78

9.5	Assignment	78

9.6	Successors and Assigns	79

9.7	Expenses; Commissions	79

9.8	Consultation	79

9.9	Further Assurances	79

9.10	Language	79

9.11	Counterparts	79

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SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the October 11, 2024,

BY AMONG:

AND:

AND:

AND:

AND:

AND:

AND:

AND:

AND:

AND

AND

AND:

AND:

AND:

AND:

AND:	16428380 CANADA INC.,

a corporation existing under the federal laws of Canada

(hereinafter referred to as the “Purchaser”).

WHEREAS— the d                beneficial owner of all of the issued and outstanding shares al of-

AND WHEREAS                                                 and close relatives, or cor orations or other entities that are con ro e y an or or e so e enefit of the                              and/or his Family Members and close relatives are the only beneficiaries of the              ;

AND WHEREAS                    and close relatives or cor orations or other entities that are co                            enefit of                                         and/or her Family Members and close relatives are the only beneficiaries of

AND WHEREAS                         and close relatives or cor orations or other entities that are c ontrolled by and for the sole benefit of                           his Family Members and close rela ,ve s are the only beneficiaries of

AND WHEREAS the Sellers desire to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase and acquire, all of the issued and outstanding shares in the capital of the Company, on the terms and subject to the conditions set forth in this Agreement;

AND WHEREAS the Sellers are the registered and beneficial owners of all of the issued and outstanding shares in the capital of the Company.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Access Principles” has the meaning set forth in Section 2.5(b);

“Accounting Principles” has the meaning set forth in Section 1.6;

“Adjustment Escrow Amount” means an amount equal to $500,000;

“Affiliate” means, in respect of any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where“control” is the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise;

“Aggregate Capital Lease Buy-Out Amount” means the aggregate amount required for the purchase of the assets underlying the Capital Leases and the simultaneous termination of the Capital Leases and full release and discharge of any and all Encumbrances in connection therewith, pursuant to the Capital Lease Payoff Letters.

“Ancillary Agreements” means, collectively, the Escrow Agreement, any certificate delivered in connection with this Agreement and, except as such term is used in Article 8 and Section 9.1, the Share Exchange Documents and the Employment Agreements;

“Anti-Corruption Laws” means, collectively, the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977;

“Anti-Spam Laws” means all applicable Laws governing the transmission and processing of Commercial Electronic Messages, including An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio television and Telecommunications Commissions Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada);

“APA” means the Asset Purchase Agreement, dated as of October 9, 2023, between the Company and                a complete copy of which has been provided to the Purchaser;

“ASPE” means the generally accepted accounting principles in effect in Canada at the date of determination as recommended in Part II – Accounting Standards for Private Enterprises of the Handbook of the Canadian Institute of Chartered Accountants and consistently applied.

“Attorney-Client Communications” means any communication that occurs on or prior to the Closing between Dentons Canada LLP and/or Gowling WLG (Canada) LLP, on the one hand, and the Sellers or Seller Parties (or any of them) on the other hand, that relates to the transactions contemplated by this Agreement, including any representation, warranty or covenant of any party under this Agreement and the Employment Agreements.

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence, certificate, registration or similar authorization of any Governmental Body having jurisdiction over the Person;

“Bit Digital, Inc.” means a Cayman Islands exempted company and the parent of the Purchaser;

“Business” means the business of operating and building vertically integrated data centers carried on by the Company and, before it,

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the State of New York or Province of Québec on which commercial banks in the City of Montréal and New York City are open for business;

“CAML” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Part X11.2 (Proceeds of Crime) of the Criminal Code (Canada) and other applicable anti-money laundering Laws, anti-terrorism Laws applicable in Canada;

“Capacity” means, collectively, the HQ Capacity and Internal Capacity;

“Capital Lease Payoff Letters” means with respect to each lessor under the Capital Leases, a letter or other instrument in form and substance satisfactory to the Purchaser addressed by such lessor to                or the Company, as applicable, setting out the amounts required to be paid under such Capital Lease in order to purchase the underlying leased assets and terminate such Capital Lease as of the Closing Date and, where applicable, containing an undertaking from such lessor to fully release and discharge all Encumbrances on any assets of the Company or the underlying leased assets (or authorizing the Purchaser or its counsel to discharge same), immediately upon, but subject to receipt of payment of such amounts;

“Capital Leases” means all of the capital leases of the Company, which capital leases are identified in Schedule 1.1(d).

“Cash” means the sum of, without duplication, all cash and cash equivalents to the extent convertible to cash within 30 days, of the Company, plus deposits in transit, incoming wires and cash resulting from the clearance of cheques deposited prior to the Closing Date, less Restricted Cash and outstanding but uncashed or uncleared checks and outgoing wires, transfers, and drafts, issued by the Company prior to the Closing Date, in each case without duplication of amounts included in the determination of Closing Working Capital, all as determined in accordance with the Accounting Principles;

“Churned Contract” means a customer Contract pursuant to which notice of termination or non-renewal has been received, whether verbally or in writing, by the Company, the Sellers or an Affiliate of the Company, as the case may be;

“Claim” has the meaning set out in Section 8.6(a);

“Closing” means the closing of the transactions contemplated hereby;

“Closing Cash” means the aggregate amount of Cash as of 12:01 am on the Closing Date, less the amount of any Cash paid by the Company between such time and the Time of Closing outside of the Ordinary Course (but only to the extent such Cash was not paid in respect of an amount included as a Current Liability in the calculation of Closing Working Capital or included in Closing Debt or Transaction Expenses);

“Closing Date” means the date of this Agreement;

“Closing Date Cash Payment” has the meaning set out in Section 2.4(d);

“Closing Date Share Consideration” has the meaning set out in Section 2.4(f);

“Closing Debt” means the aggregate amount of all Debt of the Company as of the Time of Closing;

“Closing Statements” has the meaning set out in Section 2.5(a);

“Closing Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company as of 12:01 a.m. on the Closing Date as determined in accordance with the Accounting Principles; provided, however, that in no event shall any items taken into account for the purposes of the calculation of Closing Debt, Closing Cash, Transaction Expenses, or otherwise resulting in another adjustment of the Purchase Price also be taken into account for the purposes of calculating the Closing Working Capital;

“Collective Agreement” means any collective agreement, labour contract or other written agreement with any labour union or any employee organization binding the Company and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents that impose any obligations upon the Company;

“Commercial Electronic Message” means any electronic message sent to an electronic address by means of a telecommunication for the purpose of encouraging participation in a commercial activity, regardless of whether there is an expectation of profit;

“Company” means (a) Enovum Data Centers Corp., a corporation existing under the federal laws of Canada and (b) for purposes of Sections 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13,4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22(a), 4.24, 4.25, 4.26, 4.30, 4.31, 4.32, 4.33, and 4.36 only, and solely in relation to the Business as it was conducted immediately prior to the transfer of assets under the APA,               .

“Company Financial Statements” has the meaning set out in Section 4.21;

“Company Fundamental Representations” means, collectively, the representations and warranties made by the Sellers set out in Section 4.1 (Organization of the Company), Section 4.3 (Share Capital), Section 4.4 (No Options), Section 4.5 (No Subsidiaries) Sections 4.10(a), 4.10 (b) and 4.10 (c) (Asset Purchase Agreement; Sufficiency of Assets) and Section 4.35 (Brokers);

“Company Intellectual Property” means all rights of the Company in and to any Intellectual Property that is used in, held for use in or necessary for the conduct of the Business, including all rights in Intellectual Property owned by or licenced to the Company;

“Company Privacy Commitments” has the meaning set out in Section 4.14(a);

“Company Shares” means all of the issued and outstanding shares in the capital of the Company immediately prior to the Time of Closing, as set out in Schedule 4.3;

“Company Software” means Software owned or purported to be owned by the Company;

“Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated thereunder;

“Confidential Information” has the meaning set out in Section 6.1(c);

“Contaminants” has the meaning set out in Section 4.13(b);

“Contract” means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, or other commitment, including any accompanying purchase order, sales order, service schedule, statement of work or other associated contract of any kind, whether written or oral;

“Contractor” means any independent contractor, consultant or other Person providing services to the Company, other than an Employee;

“Contributor” has the meaning set out in Section 4.12(i);

“Corporate Offices” has the meaning set out in Section 9.2(c)(ii);

“Current Assets” means, as of any specified time or date, the sum of the Company’s current assets, as determined and calculated in accordance with the Accounting Principles. For the purpose of avoiding double counting, “Closing Cash” shall not be a Current Asset;

“Current Liabilities” means, as of any specified time or date, the sum of the Company’s current liabilities, as determined and calculated in accordance with the Accounting Principles. For the purpose of avoiding double counting, “Closing Debt” or “Transaction Expenses” shall not be a Current Liability;

“Data Center” means the data center operated by the Company at 3195 Chemin Bedford Suite D Montréal (Québec) H3S1G3 Canada;

“Data Partners” has the meaning set out in Section 4.14(a);

“Debt” of any Person means, without duplication:

(a)	outstanding principal, accrued or unpaid interest, breakage costs, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for borrowed money, including with respect to deposits or advances of any kind, or (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)	all obligations of such Person issued or assumed as the deferred purchase price of property, business, assets, securities or services, all conditional sale obligations of such Person, and all obligations of such Person under any title retention agreement but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course (other than the current liability portion of any indebtedness for borrowed money), as well as all earn-outs, post-closing obligations and seller notes payable with respect to the acquisition of any property, business, assets, securities or services;

(c)	all obligations of such Person under leases that have been recorded as capital or finance leases by a Person in its financial statements or which are required to be capitalized in accordance with ASPE;

(d)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)	overdrafts of any bank account maintained by the Company;

(f)	all obligations of the type referred to in clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

(g)	all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person);

(h)	outstanding construction costs associated with ongoing projects recorded within accounts payable and excluded from Target/Closing Working Capital;

(i)	the long term portion of deferred revenue;

(j)	any declared and unpaid dividends or distributions, including any withholding Tax payable thereon;

(k)	income Tax liabilities and other overdue statutory liabilities in respect of any taxable period ending on or prior to the Closing Date, including the proportionate amount not accrued as of the Closing Date;

(l)	any unpaid obligations with respect to property Taxes;

(m)	deferred income Tax liabilities in respect of SR&ED Tax Credits claimed or earned in any taxable period ending on or prior to the Closing Date;

(n)	all pension, gratuity, accrued and unused vacation and sick leave or other paid time off, bonus, payroll and any other employee liabilities not included in the current liabilities of the Company;

(o)	any unpaid or accrued compensation or remuneration of any member of the board of directors of the Company not included in Closing Working Capital;

(p)	any and all severance payments, payments in lieu of notice or termination payments, including the employer portion of any payroll Taxes, which remain outstanding and payable to employees terminated prior to Closing;

(q)	interest rate swap, forward contract, currency or other hedging arrangements;

(r)	shareholder credit card balances for discretionary items not related to the Business;

(s)	any payable that has been outstanding for 90 days from the date of the applicable invoice or any payables that are over 90 days past due from their respective invoice date;

(t)	the Aggregate Capital Lease Buy-Out Amount; and

(u)	any amounts payable by the Company to any Related Person that have not been included in Closing Working Capital or Transaction Expenses;

provided, however, that in no event shall any items taken into account for the purposes of the calculation of Closing Working Capital or Transaction Expenses also be taken into account for the purposes of calculating Debt.

“Defending Party” has the meaning set out in Section 8.9(f);

“Direct Claim” has the meaning set out in Section 8.6(a);

“Disagreement Notice” has the meaning set out in Section 2.5(b);

“Domain Names” has the meaning set out in Section 4.12(b);

“Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered including any insurance, pension, bonus, deferred compensation, equity or other equity-based compensation arrangement, and any material employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract, to which the Company is a party or bound or in which the Employees participate or under which the Company has, or will have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect to any of the Employees, former employees, directors or officers, individuals working on contract with the Company or other individuals providing services to the Company of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Employees” has the meaning set out in Section 4.32(a);

“Employment Agreements” means, collectively, the employment agreements and the restrictive covenant agreements each dated as of the date hereof between the Company and each of

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, right of retention, prior claim, mortgage, title retention agreement or arrangement, security interest of any nature, conditional sale, claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, resolutory clause, restrictive covenant or other encumbrance of any nature, any matter capable of registration against title, option, right of first offer or refusal or similar right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege or any Contract to create any of the foregoing;

“Environmental Laws” has the meaning set out in Section 4.31(a);

“Environmental Permits” has the meaning set out in Section 4.31(a);

“Environmental Remedies” has the meaning set out in Section 8.14(b).

“Enovum Financial Statements” has the meaning set out in Section 4.21(a)

“Escrow Agent” means The Laurel Hill Advisory Group Company, in its capacity as escrow agent under the Escrow Agreement;

“Escrow Agreement” means the escrow agreement dated as of the date hereof between the Purchaser, the Sellers’ Representatives and the Escrow Agent;

“Escrow Amounts” means, collectively, the Indemnity Escrow Amount and the Adjustment Escrow Amount;

“Estimated Purchase Price” has the meaning set out in Section 2.3;

“ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time;

“Exchangeable Shares” means, in respect of a Rollover Holder, the exchangeable shares contemplated by the Share Exchange Documents in the capital of the Purchaser identified next to the name of such Rollover Holder in the Payment Allocation Schedule;

“Expert” has the meaning set out in Section 2.5(b);

“Family Member” means, in respect of an individual, the parents, siblings, spouse, children, grandchildren (including by adoption or marriage) or other direct lineal decedents of such individual;

“Final Purchase Price” has the meaning set out in Section 2.5(f);

“Fundamental Representations” means, as applicable, the Purchaser Fundamental Representations, the Company Fundamental Representations, and the Seller Fundamental Representations;

“GAAP” means United States generally accepted accounting principles in effect from time to time;

“Governmental Body” means any domestic or foreign (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, or (c) private body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“GST” means all Taxes payable under Part IX of the ETA;

“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents, hazardous material, residual hazardous material and asbestos;

“HQ Capacity” means the total (in kilowatts) of electrical utility measured at the main panel of the building at 3195 Chemin Bedford, Suite D, Montréal (Québec) H3S1G3 Canada, but excluding any amounts required for redundancy;

“IFRS” means the International Financial Reporting Standards;

“Inbound Licenses” has the meaning set out in Section 4.12(d);

“Indemnified Party” has the meaning set out in Section 8.6(a);

“Indemnifying Party” has the meaning set out in Section 8.6(a);

“Indemnity Escrow Amount” means an amount equal to $ 3,137,500;

“Independent Contractor” has the meaning set out in Section 6.3;

“Information Systems” means the software, hardware, telecommunications, network connections, peripherals and related communication and technology infrastructure (excluding communication infrastructure that is generally accessible by the public) used by the Company in carrying on the Business;

“Intellectual Property” means, in any jurisdiction throughout the world, (a) any and all intellectual or industrial property rights in any works, inventions, designs, marks, logos or other subject matter, including any patents and patent rights of any type, copyrights, trade- marks and industrial designs (and including registrations of and applications for all of the foregoing in any jurisdiction and renewals, divisions, extensions and reissues, where applicable, relating thereto), and (b) any and all know how, proprietary information and trade secrets;

“Interconnected Carriers” means, collectively, the telecommunication carriers or other, internet, cloud or utility providers that have brought their respective networks to or otherwise maintain a point of presence (PoP) within the meet-me-rooms of the Data Center, or have made such networks or PoPs available to the customers at the Data Center through the meet-me-rooms or otherwise.

“Internal Capacity” means the total (in kilowatts) of: (a) backup generators capacity, (b) uninterruptible power supply (UPS), and (c) cooling measured at the Data Center, but excluding, in each case, any amounts required for redundancy;

“IP Licenses” has the meaning set out in Section 4.12(d);

“Laws” means, in respect of any Person, property, transaction or event, any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, and (b) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Body;

“Lease” has the meaning set out in Section 4.8(b);

“Leased Real Property” has the meaning set out in Section 4.8(b);

“Losses” means all claims, demands, proceedings, losses, damages, liabilities, fines, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement);

“made available” means that the referenced material was available for viewing by the Purchaser in the electronic data room maintained by the Sellers in connection with the Purchaser’s review of the Company or communicated by email by the Sellers or Seller Parties or their Representative to the Purchaser (or Bit Digital, Inc.) or their Representatives, as at 5:00 p.m. on the date that is one Business Day prior to the date of this Agreement and thereafter remained available for viewing until the Closing; provided, however, that any information that is redacted from such materials shall not be deemed to be “made available” for purposes of this Agreement;

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, when taken individually or together with all other changes, effects, events, occurrences, conditions, states of fact or developments, that has or would reasonably be expected to have a materially adverse effect on the business, affairs, capitalization, assets, liabilities, results of operations, condition (financial or otherwise) of the Company, taken as a whole; provided, however, that none of the following shall be deemed in itself or in combination to constitute a Material Adverse Effect and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred:

(a)	changes in general political and economic conditions and changes affecting generally or specifically the industries and markets in which the Company conducts its Business;

(b)	an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared);

(c)	a pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable event;

(d)	financial, banking or securities markets, including any disruption thereof and any decline in the price of any security on any market index; and

(e)	changes in Laws, ASPE, Tax rates or the interpretation thereof by any Governmental Body;

provided that in the case of (a) through (e) above, the specified matter does not affect the Company in a disproportionate manner relative to other participants in the same industry and in the same locations as the Company;

“Material Contracts” has the meaning set out in Section 4.17;

“Material Customer” has the meaning set out in Section 4.18;

“Material Supplier” has the meaning set out in Section 4.18;

“Non-Fundamental Representations” means those representations and warranties of the parties contained in this Agreement, other than the Fundamental Representations.

“Notice of Claim” has the meaning set out in Section 8.6(a);

“            Financial Statements” has the meaning set out in Section 4.21(a);

“Open Source Software” means any open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license, GNU lesser general public license, Mozilla public license or any other license that requires, as a condition of use, modification or distribution of such Software, that such Software be: (a) disclosed, made available or distributed in Source Code form; (b) licensed for the purpose of preparing derivative works; (c) licensed under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (d) distributed or licensed at no charge;

“Option Plan” means the stock option plan of the Company, dated as of October 9, 2023;

“Options” means all outstanding options to purchase Company Shares issued by the Company from time to time in accordance with the Option Plan or any other Contract, plan, program or arrangement providing for the issuance of options to purchase Company Shares;

“Ordinary Course” means a business activity of the Company that is consistent with past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company in carrying out its business;

“Outbound Licenses” has the meaning set out in Section 4.12(d);

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company;

“Payment Allocation Schedule” has the meaning set out in Section 7.2(h);

“Payoff Creditors” means the creditors holding the Debt of the Company specifically listed in Schedule 1.1(a);

“Payoff Letter” means, with respect to any Payoff Creditor, a letter or other instrument in form and substance satisfactory to the Purchaser addressed by such Payoff Creditor to the Company setting out the Debt owed to such Payoff Creditor and containing an undertaking from such Payoff Creditor to discharge the Encumbrances on any assets of the Company or Purchased Shares (or authorizing counsel to the Purchaser to discharge same), subject to receipt of payment of such Debt;

“Pension Plans” means all Employee Plans providing pensions, superannuation benefits, retirement savings, top up or supplemental pensions, registered retirement savings plans (as defined in the Tax Act), registered pension plans (as defined in the Tax Act) or retirement compensation arrangements (as defined in the Tax Act);

“Permitted Encumbrances” means:

(a)	liens for any of the following: (i) Taxes, (ii) assessments and (iii) governmental charges, that are either not yet due or delinquent or that are due but are being contested in good faith and diligently by appropriate proceedings and in respect of which adequate provision for the related monetary obligation has been made in the Enovum Financial Statements;

(b)	servitudes, encroachments, rights of way and other similar minor imperfections of title which do not, individually or in the aggregate, materially detract from the value of or impair the use or marketability of any immovable property;

(c)	legal hypothecs in favour of architects, engineers, suppliers of material, workmen or subcontractors (i) that, individually or in the aggregate, are not material, (ii) that arose or were incurred in the Ordinary Course, (iii) that are related to obligations not due or in arrears, (iv) that have not been registered or filed under applicable Laws, and (v) for which notice in writing has not been given to the Company;

(d)	inchoate liens claimed or held by any Governmental Body or a public utility in respect of the payment of Taxes or utilities not yet due and payable;

(e)	Encumbrances granted in favour of any Payoff Creditors (which, for certainty will be released and discharged pursuant to the Payoff Letters);

(f)	Encumbrances granted pursuant to the Capital Leases (which, for certainty will be released and discharged pursuant to the Capital Lease Payoff Letters and/or the provisions of the underlying Capital Leases); and

(g)	the Encumbrances described in Schedule 1.1(c);

“Person” means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Body or any other form of entity or organization;

“Personal Information” means any information about an identifiable individual or any other information defined as “personal data,” “personal information,” “personally identifiable information” or any similar term under any Company Privacy Commitments;

“Personal Information Security Incident” has the meaning set out in Section 4.14(c);

“Post-Closing Tax Returns” has the meaning set out in Section 6.4(a);

“Pre-Closing Tax Refund” has the meaning set out in Section 6.4(d);

“Privacy Laws” means all applicable Laws regarding the Processing of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) and substantially similar provincial legislation;

“Pro Rata Portion” means, with respect to each Seller, the percentage set forth opposite such Seller’s name in the Payment Allocation Schedule;

“Process” or “Processing” or “Processed” means any operation or set of operations performed on Personal Information (whether electronically or in any other form or medium), including the collection, use, access, storage, processing, recording, distribution, transfer, import, export, privacy, protection (including security measures), disposal or disclosure of Personal Information;

“Protected Party” means, collectively, the Company, the Purchaser and their respective Affiliates and successors;

“Purchase Price” has the meaning set out in Section 2.2(a);

“Purchase Price Overpayment” has the meaning set out in Section 2.5(f)(i);

“Purchase Price Underpayment” has the meaning set out in Section 2.5(f)(ii);

“Purchased Shares” means all of the outstanding and issued shares in the capital of the Company;

“Purchaser Fundamental Representations” means, collectively, the representations and warranties made by the Purchaser and set out in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (No Violation), Section 5.5 (Litigation), Section 5.6 (Brokers) and Section 5.8 (Exchangeable Shares);

“Purchaser Indemnified Parties” has the meaning set out in Section 8.2;

“Purchaser Released Claims” has the meaning set out in Section 9.2(b);

“Purchaser Releasees” has the meaning set out in Section 9.2(b);

“Purchaser Releasor” has the meaning set out in Section 9.2(b);

“QST” means the Québec sales tax payable under the QSTA;

“QSTA” means the Act Respecting the Québec Sales Tax (Québec), as amended from time to time;

“Related Persons” has the meaning set out in Section 4.24;

“Release”, when used as a verb, includes release, spill, leak, emit, deposit, discharge, migrate, pump, pour, inject, escape or dispose of into the environment or any other similar act, however defined in applicable Environmental Laws, and the term “Release” when used as a noun has a correlative meaning;

“Released Claims” has the meaning set out in Section 9.2(b);

“Releasees” has the meaning set out in Section 9.2(b);

“Releasors” has the meaning set out in Section 9.2(b);

“Reportable Transaction” has the meaning set out in Section 4.25(u);

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

“Resignation and Release” has the meaning set out in Section 7.2(d);

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction;

“Restricted Period” has the meaning set out in Section 6.3(a);

“Restrictive Covenant” has the meaning set out in Section 2.8;

“Rollover Holders” means

“Sanctioned Person” means, at any time: (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Canadian or United States Governmental Body; or (b) any Person owned or controlled by any such Person;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Canadian or United States Governmental Body;

“Sanctions Laws” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (the Patriot Act), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto, Part 11.1 (Terrorism) of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the Un;ted Nations Act (Canada), the Justice for Victims of Foreign Corrupt Officials Act (Sergei Magnitsky Law) (Canada), and in each case all rules and regulations promulgated thereunder;

“Seller Fundamental Representations” means, collectively, the representations and warranties made by each Seller and set out in Article 3;

“Seller Parties” has the meaning provided in the preamble of this Agreement;

“Seller Released Claims” has the meaning set out in Section 9.2(a);

“Seller Releasees” has the meaning set out in Section 9.2(a);

“Seller Releasor” has the meaning set out in Section 9.2(a);

“Seller Restricted Parties” means, collectively, the Sellers and the Seller Parties;

“Sellers’ Representative” means — — — —      or any other replacement representative appointed in accordanc

“Seller Tax Representations” means the representations and warranties set out in Sections 3.5 and 4.25;

“Share Exchange Documents” means the (i) the exchangeable share support agreement to be entered as of the date hereof among the Rollover Holders, the Purchaser, 1504950 B.C. Unlimited Liability Company, Celer Inc. and Bit Digital, Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and (ii) the shareholder rights agreement entered into as of the date hereof among the Rollover Holders, the Purchaser, 1504950 B.C. Unlimited Liability Company, Celer Inc. and Bit Digital, Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance the terms thereof;

“Shareholders’ Agreement” means the Amended & Restated Unanimous Shareholders’ Agreement of the Company, dated as of June 11, 2024, by and among the Sellers and the Company, which is being terminated in connection herewith with no further liability or obligation of the Company;

“Social Media Accounts” has the meaning set out in Section 4.12(c);

“Software” means: (a) all computer software, firmware, middleware and computer programs, including applications, interfaces, software tools, software implementations of algorithms, models, methodologies and operating systems, whether in object code or Source Code; (b) all databases and compilations, including any and all data and collections of data, whether machine readable or otherwise: (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all documentation and related materials, including user manuals and other training documentation related to any of the foregoing;

“Source Code” means computer software and program code in human-readable form, including program code intended for compilation or capable of being compiled into object code, related programmer comments and annotations, help text, data and data structures, instructions, and procedural, object-oriented and other program code, which may be printed out or displayed in human readable form;

“Specified Accounting Methodology” means the accounting principles, policies, procedures, practices, categorizations, methodologies, techniques, classifications, definitions, practices, and techniques set forth in Exhibit A.

“SR&ED Tax Credit” means a Tax credit in respect of Scientific Research and Experimental Development (as defined in the Tax Act) and any comparable Tax credit claimed or earned under any Canadian provincial or territorial laws;

“Standard Software” means any Software that is made generally and widely available to the public on a commercial basis, and is licensed to the Company on a non-exclusive basis under standard terms and conditions;

“Statutory Plans” means statutory benefit plans that the Company is required to participate in or comply with, including the Canada Pension Plan, the Québec Pension Plan and plans administered pursuant to applicable health tax, workers’ compensation and employment insurance legislation;

“Straddle Period” means any taxable period which begins before the Closing Date and ends after the Closing Date;

“Systems” has the meaning set out in Section 4.7(b);

“Target Working Capital” means negative $491,841;

“Tax” or “Taxes” means any federal, provincial, territorial, state or local income, goods and services, harmonized sales, value added, corporation, land transfer, licence, payroll (including employer health, employment insurance, pension contribution, severance, social security and compensation), customs, anti-dumping, countervailing, excise, sales, use, capital, withholding, alternative minimum, or other tax, levy, duty, assessment, reassessment or other charge of any kind whatsoever, whether direct or indirect, including any interest and penalty or other addition to or on any of the foregoing, whether disputed or not, imposed by a Governmental Body, and, for greater certainty, includes contributions under the Canada Pension Plan, the Québec Pension Plan and other Statutory Plans;

“Tax Act” means the Income Tax Act (Canada);

“Tax Contest” has the meaning set out in Section 6.4(a);

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, election, designation, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Taxes;

“Telecom Addresses” means network or Internet Protocol addresses or locators, including domain names, IPv4 and IPv6 addresses, Uniform Resource Locators (URLs) and media access control (MAC) addresses;

“Territory” has the meaning set out in Section 6.3;

“Third Party” has the meaning set out in Section 8.9(c);

“Third Party Claim” has the meaning set out in Section 8.6(a);

“Threshold Amount” has the meaning set out in Section 8.5(a);

“Time of Closing” means 10:00 a.m. on the Closing Date, or such other time on the Closing Date as the Sellers’ Representatives and the Purchaser may agree in writing; and

“Transaction Expenses” means, to the extent unpaid as of the Time of Closing, the sum of: (a) the aggregate amount payable by the Company for all out of pocket costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and any similar transaction that may have been pursued with other third parties, including brokerage fees, legal fees, finders’ fees, accounting fees, and fees payable to any tax or other advisor or consultant; and (b) any bonus, severance, retention, change of control or similar compensatory amounts paid or payable to Employees, former employees, independent contractors, service providers of the Company or to any other Person that become payable by the Company as a result of the consummation of the transactions contemplated by this Agreement (including, in each case, the employer portion of any Canada Pension Plan, employment or similar Taxes imposed on such amounts), provided, however, that in no event shall any items taken into account for the purposes of the calculation of Closing Working Capital and Closing Debt also be taken into account for the purposes of calculating Transaction Expenses.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to any Contract (including this Agreement) means such Contract as amended, restated, modified, replaced or supplemented from time to time;

(h)	any reference in this Agreement to a statute includes all regulations, rules or other statutory instruments having force of law promulgated thereunder, in each case as the same may be amended, modified, replaced or supplemented from time to time;

(i)	all dollar amounts refer to Canadian dollars;

(j)	any reference to the Tax Act or to a provision thereof includes a reference to any applicable corresponding Canadian provincial or territorial tax legislation or to the counterpart provisions thereof;

(k)	all references to times are to the time of day in the City of Montreal, Quebec;

(l)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(m)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement, the Ancillary Agreements and all other certificates, instruments and documents delivered by the parties in connection with this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

1.4	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Quebec and the federal laws of Canada applicable therein. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of Quebec and elect domicile in the City of Montreal with respect to any matter relating to the execution or construction of this Agreement or the exercise of any right or the enforcement of any obligation arising hereunder and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, it will be ineffective only to the extent of its illegality, invalidity or unenforceability without affecting the validity or the enforceability of the remaining provisions of this Agreement.

1.6	Accounting Principles

Any reference in this Agreement to “Accounting Principles” refers to (i) the Specified Accounting Methodology and (ii) to the extent not inconsistent with the Specified Accounting Methodology, ASPE. All accounting terms not specifically defined in this Agreement shall be construed in accordance with the Accounting Principles.

1.7	Knowledge

References in this Agreement to the knowled e of the Company means the actual knowledge of any one or more of or knowledge that would have been obtained by the a er ma mg reasonable internal inquiry as necessary to inform tnemse ves as o e re evant matters. References to the knowledge of a Seller means the actual knowledge of such Seller or knowledge that would have been obtained by such Seller after making reasonable internal inquiry as necessary to inform itself as to the relevant matter.

1.8	Schedules and Exhibits

The following Schedules and Exhibits are attached to and form an integral part of this Agreement.

Schedule 1.1(a)	-	Payoff Creditors
Schedule 1.1(b)	-	Purchased Shares
Schedule 1.1(c)	-	Permitted Encumbrances
Schedule 1.1(d)	-	Nworks Capital Leases
Schedule 2.6		Payment Allocation Schedule
Schedule 3.5	-	Residency
Schedule 4.7		Title to Personal and Other Property
Schedule 4.8	-	Owned and Leased Real Property
Schedule 4.12(a)	-	Intellectual Property
Schedule 4.12(b)	-	Domain Names
Schedule 4.12(c)	-	Social Media Accounts
Schedule 4.12(d)	-	IP Licenses
Schedule 4.12(j)	-	Source Code Escrow Contracts
Schedule 4.12(k)	-	Open Source Software
Schedule 4.12(l)	-	Funding of Governmental Body or University
Schedule 4.14(f)	-	Privacy Laws or Anti-Spam Laws
Schedule 4.15	-	Insurance
Schedule 4.17	-	Agreements and Commitments
Schedule 4.18	-	Material Suppliers and Material Customers
Schedule 4.19	-	Churned Contracts
Schedule 4.20	-	Compliance with Laws; Authorizations
Schedule 4.21	-	Financial Statements; Absence of Liabilities
Schedule 4.23		Absence of Changes
Schedule 4.24	-	Non-Arm’s Length Transactions
Schedule 4.25	-	Taxes
Schedule 4.26	-	Litigation
Schedule 4.28	-	Bank Accounts and Attorneys
Schedule 4.29	-	Directors and Officers
Schedule 4.31(a)	-	Compliance with Environmental Laws
Schedule 4.31(a)	-	Environmental Permits
Schedule 4.32(a)	-	Employees
Schedule 4.32(d)	-	Severance Entitlements
Schedule 4.32(i)	-	Work Permits
Schedule 4.33(a)	-	Employee Plans
Schedule 4.34(a)	-	Indebtedness and Encumbrances

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale of the Purchased Shares

Subject to the terms and conditions of this Agreement, including payment by the Purchaser of the Purchase Price in accordance with the provisions hereof, at the Time of Closing, each Seller shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from each such Seller all, but not less than all, of the Purchased Shares then held by such Seller, in each case free and clear of all Encumbrances. The Pro Rata Portion of the Purchase Price (as may be adjusted in accordance with this Agreement) to be received by each Seller is set forth on the Payment Allocation Schedule. For clarity and without limiting any rights of the Parties herein and any terms and conditions hereof or in the Irrevocable Payment Direction and Flow of Funds, dated as of the date hereof, by and among the Purchaser, Sellers, the Sellers’ Representatives, the Company and                (the “Funds Flow”), the transfer of the Purchased Shares shall be deemed effective only upon delivery of the (a) Closing Date Cash Payment to Dentons Canada LLP, in trust for the Sellers, pursuant to Section 1(e) of the Funds Flow, (b) issuance of the Closing Date Share Consideration pursuant to Section 2.4(f) and (c) delivery of evidence to the Sellers’ Representatives of the wire transfer pursuant to Section 1(d) and 1(h) of the Funds Flow having been made.

2.2	Purchase Price

(a)	The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Sellers for the Purchased Shares shall be equal to:

(i)	$62,750,000;

(ii)	plus, the amount of Closing Cash;

(iii)	minus, the amount of Closing Debt;

(iv)	minus, the amount of any Transaction Expenses;

(v)	minus, any amount by which the Closing Working Capital is less than the Target Working Capital;

(vi)	plus, any amount by which the Closing Working Capital is greater than the Target Working Capital;

which amount shall be subject to an upwards or downwards adjustment, as the case may be, in accordance with Section 2.5.

The Purchaser shall satisfy the Purchase Price by (i) paying the Escrow Amounts and the Closing Date Cash Payment, each in accordance with Section 2.4, (ii) causing the issuance of the Closing Date Share Consideration in accordance with Section 2.4 and (iii) paying the amount of any Purchase Price Underpayment, if applicable, in accordance with Section 2.5(f)(ii).

2.3	Estimated Purchase Price

The Sellers’ Representatives have delivered to the Purchaser a written statement together with reasonable supporting detail setting out a good faith estimate of the Purchase Price (the “Estimated Purchase Price”) based on good faith estimates of the Closing Working Capital, Closing Cash, Closing Debt and Transaction Expenses, in each case prepared in accordance with the Accounting Principles. The Sellers’ Representatives have provided the Purchaser with reasonable access to the books and records of the Company (including any working papers related to the calculation of the Estimated Purchase Price) to verify the accuracy of such estimates.

2.4	Closing Date Payment

At the Time of Closing, the Purchaser shall:

(a)	pay as a non-interest bearing advance to the Company an amount equal to the aggregate of all Debt payable to the Payoff Creditors by the Company as set out in the respective Payoff Letters, and the Company shall use or cause to be used the proceeds from such advance to repay all Debt payable to the Payoff Creditors in accordance with the Payoff Letters or as otherwise directed by the Payoff Creditors;

(b)	pay as a non-interest bearing advance to the Company an amount equal to the aggregate of all Transaction Expenses, and the Company shall use or cause to be used the proceeds from such advance to pay all Transaction Expenses to each Person entitled thereto;

(c)	pay as a non-interest bearing advance to the Company an amount equal to the Aggregate Capital Lease Buy-Out Amount and the Company shall use or cause to be used the proceeds from such advance to pay the applicable lessors entitled to such amounts in accordance with the Capital Lease Payoff Letters;

(d)	pay the Escrow Amounts to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent to the Purchaser in writing;

(e)	pay an amount (the “Closing Date Cash Payment”) equal to the Estimated Purchase Price, less the Escrow Amounts, less $$6,805,538.19, to the Sellers in accordance with the Payment Allocation Schedule, by wire transfer of immediately available funds to accounts designated by the Sellers’ Representatives to the Purchaser prior to the date hereof; and

(f)	cause the issuance of the Exchangeable Shares by the Purchaser to the Rollover Holders as set forth in the Payment Allocation Schedule (the “Closing Date Share Consideration”).

2.5	Final Determination of Purchase Price

(a)	The Purchaser shall prepare, within 90 days following the Closing Date, a statement setting forth its determination of the Closing Working Capital, Closing Cash, Closing Debt and Transaction Expenses of the Company, in each case determined as at 12:01 a.m. on the Closing Date (collectively, the “Closing Statements”). The Closing Statements shall be prepared in accordance with the Accounting Principles and shall be consistent with the statement of Estimated Purchase Price.

(b)	During the 45 days following receipt of the Closing Statements from the Purchaser, the Company and the Purchaser shall give the Sellers’ Representatives and their Representatives, during normal business hours and upon reasonable advance notice, such assistance and access to the books and records of the Company as the Sellers’ Representatives and their Representatives may reasonably request in order to enable them to verify the Closing Statements; provided, that (x) such access and assistance shall not unreasonably disrupt the operations of Purchaser or the Company, (y) such access will be conducted in a manner that complies with all applicable Laws and (z) neither Purchaser nor the Company shall be required to provide Sellers’ Representatives or their Representatives any such access or information that is subject to confidentiality restrictions to third parties or the attorney-client privilege; provided, further, that Purchaser shall use its commercially reasonable efforts to provide Sellers’ Representatives and their Representatives with an alternative means of access or disclosure in the event of clause (z) above (the “Access Principles”). Within 45 days after receipt of the Closing Statements, the Sellers’ Representatives may notify the Purchaser in writing of any disagreement they have with the Closing Statements (the “Disagreement Notice”). If the Sellers’ Representatives do not deliver the Disagreement Notice within such 45-day period, then the Sellers’ Representatives, on behalf of the Sellers, shall be deemed to have irrevocably agreed to, and accepted, the Closing Statements. If the Sellers’ Representatives send a Disagreement Notice within such 45 day period such notice must include the basis and amount of each item in dispute. Following the Purchaser’s timely receipt of the Disagreement Notice, Sellers’ Representatives and Purchaser shall attempt in good faith to resolve and finally determine the Closing Statements. Any aspect of the Closing Statements not in dispute on the date the Disagreement Notice is given shall be deemed as final and binding on the parties.

(c)	In the event that the Sellers’ Representatives and the Purchaser are unable to agree on any aspect of the Closing Statements, they shall use their commercially reasonable efforts to resolve any difference of view between them. If they are unable to do so, then either the Sellers’ Representatives or the Purchaser may issue a written notice of dispute/ to the other and refer the dispute to PwC Canada, to the extent not in a conflict of interest and willing to accept the mandate, failing which another nationally recognized firm of Chartered Accountants or independent accountants shall be mutually agreed upon by the Sellers’ Representatives and the Purchaser, or, in the absence of such agreement within 30 days, shall be appointed by the Superior Court of Québec at the request of the Sellers’ Representatives or the Purchaser (the “Expert”), who shall be appointed to resolve the dispute, acting as an expert, not an arbitrator.

(d)	The Expert shall be instructed to make a decision on the dispute within 30 days of being appointed and shall be given access to all materials and information requested by it for such purpose. The procedures to be followed by the Expert shall be determined by the Expert in its discretion but shall include an opportunity for each of the Sellers’ Representatives and the Purchaser to submit evidence and argument and to respond to the other party’s evidence and argument. No party shall engage in any ex parte communication (without the inclusion of the other party) with the Expert, and any information or documentation provided to the Expert shall be simultaneously provided to the other party. The foundation of the Expert’s decision must deal only with the dispute and be based solely on the submissions of the Sellers’ Representatives and the Purchaser within the range proposed by the Purchaser on the one hand and the Sellers’ Representatives on the other hand and the definitions and other applicable provisions of this Agreement. The decision of the Expert with respect to any matter in dispute (including as to all procedural matters and any decision as to costs) shall be final and binding on each of the Sellers’ Representatives, for and on behalf of each Seller, and the Purchaser and shall not be subject to appeal by any party. Upon a decision of the Expert with respect to all matters in dispute, such amendments shall be made to the Closing Statements as may be necessary to reflect such decision. The fees and disbursements charged by the Expert shall be divided between the Sellers, on the one hand, and the Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to a party bears to the contested amount, which percentage shall be finally determined by the Expert. The Purchase Price shall be adjusted in accordance with this Section 2.5(d) to the extent (if any) required to give effect to the Expert’s decision.

(e)	Additionally, if required by the rules and regulations of the US Securities and Exchange Commission (“SEC”), the Sellers agree to cooperate in Purchaser’s post-closing audit of the Company in accordance with GAAP, provided, however that all reasonable and documented out-of-pocket expenses incurred by the Sellers in carrying out or cooperating with such an audit shall be assumed or reimbursed by the Purchaser.

(f)	If, after the Closing Statements are settled and finalized, the Purchase Price as agreed to by the Purchaser and the Sellers’ Representatives or as finally determined pursuant to Section 2.5(b) or 2.5(d) (the “Final Purchase Price”) is greater or less than the Estimated Purchase Price, an adjustment payment shall be made in immediately available funds within five Business Days of such agreement or final determination, as follows:

(i)	if the Final Purchase Price is less than the Estimated Purchase Price, the amount of such difference (the “Purchase Price Overpayment”) shall be payable by the Sellers to the Purchaser. Purchaser and the Sellers’ Representatives shall sign a joint direction to the Escrow Agent instructing the Escrow Agent to pay to the Purchaser, on behalf of the Sellers, an amount equal to the full amount of any Purchase Price Overpayment from the Adjustment Escrow Amount in accordance with the provisions of the Escrow Agreement. To the extent that the Purchase Price Overpayment is greater than the Adjustment Escrow Amount held by the Escrow Agent, then each Seller shall pay to the Purchaser its Pro Rata Portion of an amount equal to the deficiency. To the extent that the Purchase Price Overpayment is less than the Adjustment Escrow Amount, the Purchaser and the Sellers’ Representatives shall sign a joint direction to the Escrow Agent instructing the Escrow Agent to release the remainder of the Adjustment Escrow Amount in accordance with the provisions of the Escrow Agreement to the Sellers in accordance with the Payment Allocation Schedule, by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representative; and

(ii)	if the Final Purchase Price is greater than the Estimated Purchase Price, the amount of such difference (the “Purchase Price Underpayment”) shall be payable by the Purchaser to the Sellers in accordance with the Payment Allocation Schedule, by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representatives. In this event or if the Final Purchase Price is equal to the Estimated Purchase Price, the Purchaser and the Sellers’ Representatives shall sign a joint direction to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount in accordance with the provisions of the Escrow Agreement to the Sellers in accordance with the Payment Allocation Schedule by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representatives.

2.6	Payment Allocation Schedule

The parties acknowledge and agree that the Payment Allocation Schedule and the allocations and calculations set forth therein have been prepared solely by the Sellers’ Representatives and that the Purchaser shall be entitled to rely on the Payment Allocation Schedule and to make any payments in accordance therewith without any obligation to investigate or verify the accuracy or correctness thereof. Neither the Purchaser nor any of its Affiliates shall have any liability to any Seller or any other Person with respect to any claim that the Payment Allocation Schedule was inaccurate or incomplete or that such Seller was entitled to receive payment of any other amount, or for any failure of the Sellers’ Representatives to cause any amount actually paid by the Purchaser or the Escrow Agent in accordance with Section 2.4 or Section 2.5.

2.7	Rollover Election

At the request of each Rollover Holder, Purchaser shall execute a joint election with such Rollover Holder under subsection 85(1) of the Tax Act, and section 518 of the Taxation Act (Québec), in respect of the disposition by such Rollover Holder of those Purchased Shares that are in consideration for the Exchangeable Shares. The elected amount for purposes of subsection 85(1) of the Tax Act shall be an amount determined by the electing Rollover Holder, but the amount so determined shall be within the limits provided for in the Tax Act. The electing Rollover Holder shall prepare and deliver to Purchaser for execution no less than thirty (30) days prior to the date on which they are required to be filed, and such Rollover Holder and Purchaser shall jointly execute and the Rollover Holder shall file, within the prescribed time limits, the prescribed election forms required to give effect to the foregoing. Purchaser shall have no obligation pursuant to this Section other than to deliver the election form duly executed by Purchaser to the applicable Rollover Holder no later than seven (7) days from receipt of same from the Rollover Holder and shall have no liability in respect of the correct or timely filing (or non-filing) of such election form.

2.8	No Allocation to Restrictive Covenants

No part of the Purchase Price shall be received or receivable by Sellers or any other Person as consideration for any covenant or other agreement that is a restrictive covenant (a “Restrictive Covenant”) as defined in section 56.4 of the Tax Act granted by any Person to Purchaser pursuant to this Agreement. The parties acknowledge and agree that the Restrictive Covenants contained in this Agreement are integral to this Agreement and are granted to maintain or preserve the fair market value of the Purchased Shares. It is the parties’ intention that subsection 56.4(7) of the Tax Act and any equivalent provisions under provincial Law apply with respect to the sale of the Purchased Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Purchaser, subject to Section 8.15, as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares.

3.1	Organization and Capacity

(a)	If such Seller is a corporation, trust or estate, such Seller is validly existing and in good standing under the Laws of the jurisdiction of its formation, and each such Seller (and, in the case of any Seller that is a trust or estate, such Seller’s trustee(s) or liquidator, as applicable) has all requisite power and authority to own, lease and operate its assets and carry on its business as currently conducted, to execute and deliver this Agreement and any Ancillary Agreements to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.

(b)	If such Seller is a natural person, such Seller has the legal capacity to execute and deliver this Agreement and any Ancillary Agreement to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein.

3.2	Authorization

This Agreement and each of the Ancillary Agreements to which such Seller is a party has been duly authorized (if applicable), executed and delivered by such Seller (and, in the case of any Seller that is a trust or estate, such Seller’s trustee(s) or liquidator, as applicable) and constitutes legal, valid and binding obligations of such Seller, enforceable against such Seller by the Purchaser and, where applicable, any Affiliates of the Purchaser party thereto in accordance with its terms, subject only to any limitation under applicable Laws relating to (a) bankruptcy, winding up, insolvency, arrangement, fraudulent preference and conveyance assignment and preference and other Laws affecting the rights of creditors generally, and (b) the discretion that a court may exercise in the granting of equitable remedies, including specific performance and injunctions.

3.3	No Violation by the Sellers

The sale of the Purchased Shares, the execution and delivery by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party and the consummation of the transactions herein and therein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under (a) any Contract by which such Seller is bound, (b) any provision of the deed of trust or other constating document by which such Seller is bound, or (c) any applicable Laws.

3.4	No Other Agreements to Purchase

Except as otherwise disclosed in Schedule 3.6, no Person, other than the Purchaser, has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from such Seller of any of the Purchased Shares.

3.5	Residency

Such Seller is not a non-resident of Canada for the purposes of the Tax Act, unless otherwise specified in Schedule 3.5.

3.6	Title to Purchased Shares

Such Seller owns that number of the Purchased Shares set out opposite such Seller’s name in Schedule 4.3. Such Seller is the registered and beneficial owner of such Purchased Shares (except where such Seller is a trust, in which case (a) the trustees of such trust, acting in their capacity as such, are registered owners of such Purchased Shares, and (b) the beneficiaries of the applicable trust are the beneficial owners of such Purchased Shares) with a good and marketable title thereto, free and clear of all Encumbrances. Upon the sale of the Purchased Shares to Purchaser at the Time of Closing pursuant to Section 2.1, each Seller will transfer to Purchaser the entire legal and beneficial interest in the Purchased Shares being sold by such Seller free and clear of all Encumbrances. Unless otherwise disclosed in the Schedule 3.6, other than the Shareholders’ Agreement, such Seller is not party to any shareholders agreements, voting trusts, proxies, voting agreements, option, warrant, privilege, right, contract, call, pledge, put, right to subscribe, conversion right, redemption or other agreements, understandings or commitments relating to the issuance, sale, redemption, transfer or other disposition of the Purchased Shares, or relating to the voting of the Purchased Shares. Upon payment or issuance, as applicable, of the Closing Date Cash Payment and Closing Date Share Consideration, as applicable, at Closing, the Sellers will convey to Purchaser all right, title and interest in and to those Purchased Shares set forth opposite such Seller’s name on Schedule 4.3 free and clear of any Encumbrances.

3.7	Litigation

There are no actions, suits, appeals, claims, applications, orders, investigations, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to such Seller’s knowledge, threatened against such Seller that would be reasonability likely to prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

3.8	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from such Seller or its Affiliates in connection with the transactions contemplated by this Agreement.

3.9	Investment Representations

(a)	Each of the Rollover Holders represents and warrants that (i) such Rollover Holder is purchasing such Exchangeable Shares as principal, (ii) such Seller is a person described in subparagraph (2) of Section 2.4 of Regulation 45-106 respecting Prospectus Exemptions (Québec), and (iii) the certificate set forth in Schedule 3.9(a) hereto is true and complete in all respects.

(b)	Each of the Rollover Holders acknowledges that (i) investing in securities is inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, (ii) such Rollover Holder is familiar with such uncertainties, risks, and take full responsibility for making such investment in the Exchangeable Shares.

(c)	Each of the Rollover Holders acknowledges the Purchaser has made no representations or warranties whatsoever regarding such investment in Exchangeable Shares other than those set out in Section 5.8 and in the Share Exchange Documents.

(d)	Each of the Rollover Holders is acquiring the Exchangeable Shares solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each of the Rollover Holders acknowledges that the shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Exchangeable Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

Each Seller represents and warrants, subject to Section 8.15, to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

4.1	Organization of the Company

The Company is validly existing and in good standing under the Canada Business Corporations Act and has the corporate power and authority to own, lease and operate all of its assets, rights and properties and to carry on the Business as now being conducted by it. The Company is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary.

4.2	No Violation by the Company; Consents

(a)	Subject to obtaining the necessary consents and delivering the necessary notices, as applicable, disclosed in Schedule 4.2, the execution and delivery by the Sellers and the Sellers’ Representatives of this Agreement, and the execution and delivery by the Sellers’ Representatives or the Company, as applicable, of each of the Ancillary Agreements to which the Sellers’ Representative or the Company is a party and the consummation of the transactions herein and therein provided for will not result in: (i) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Company under: (A) except for the Shareholders’ Agreement, any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Company; (B) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over the Company; (C) any licence, undertaking, Contract, permit, approval, consent or Authorization held by the Company or by which it is bound; or (D) any applicable Laws; or (ii) the creation or imposition of any Encumbrance on the Company Shares or any of the assets of the Company.

(b)	Other than as disclosed in Schedule 4.2, no Contracts to which the Company is a party or by which it is bound may be modified or terminated, or by their terms require the approval or consent of, making a filing with, or giving notice to, any third party in connection with the entering into of this Agreement or any of the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby.

(c)	There is no requirement for the Company to make any filing with, give any notice to or to obtain any Authorization of any Governmental Body as a prerequisite to entering into of this Agreement or as a condition to the consummation of the transactions contemplated by this Agreement.

4.3	Share Capital

The authorized, issued and outstanding shares of the Company are set forth in Schedule 4.3. All of the issued and outstanding shares of the Company have been duly issued and are outstanding as fully paid and non-assessable and free of any pre-emptive rights or similar rights in respect thereof. All of the shares of the Company have been issued in compliance with all Laws and without violating any pre-emptive or similar rights. The Purchased Shares represent all of the issued and outstanding shares of the Company. Other than in accordance with the Company’s articles of incorporation, a true and correct copy of which has been made available to the Purchaser, there are no outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem or otherwise acquire any shares in the capital of the Company. The Company does not have any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no contractual restrictions of any kind which prevent the payment of the foregoing by the Company. No former direct or indirect holder of any shares in the capital of the Company has any claim against the Company that remains unresolved or to which the Company has any liability, and no such claim is threatened in writing.

4.4	No Options

Other than in connection with the Shareholders’ Agreement and this Agreement, no Person has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Company or any assets of the Company. There are no outstanding Options under the Option Plan.

4.5	No Subsidiaries

There are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

4.6	Business of the Company

The Business is the only business operation carried on by the Company. During the three (3) years preceding the date of this Agreement, there has not been any interruption of operations of the Business for any reason.

4.7	Title to Personal and Other Property

(a)	The property and assets of the Company (which for clarity exclude the Leased Real Property) are owned by the Company with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.7(a), the property and assets currently owned or leased by the Company constitute all of the property and assets used or held for use in connection with the Business.

(b)	Except as set forth in Schedule 4.7(b), the personal property, including, without limitation, all information technology equipment and related systems (the “Systems”), and all power and cooling equipment, in each case owned or leased by the Company with respect to the Business, whether or not such personal property has been affixed or attached to any of the Leased Real Property, (i) are in good operating condition and repair having regard to their use by the Company and age, (ii) have been installed, successfully commissioned and tested, (iii) have been operated and maintained in accordance with normal industry standards and all manufacturer’s recommended operating parameters, specifications and warranty requirements, (iv) are currently supported by relevant manufacturers with available component level replacement inventory, and (v) are adequate and suitable for the uses by the Company to which they are being put. The Company has no knowledge of any limitations or defects in the installation or operation of the equipment, including, without limitation, the Systems and power and cooling equipment, that would cause such equipment not to operate as designed or intended.

(c)	Since the closing of the APA, no material property or assets of the Company that are currently used in connection with the Business has been sold, transferred or assigned, subject to the Permitted Encumbrances.

4.8	Owned and Leased Real Property

(a)	The Company does not own, has never owned, and has not agreed to acquire any real or immovable property or any other ownership interest in any real or immovable property.

(b)	Schedule 4.8 sets forth the municipal addresses of the only real property leased by the Company (the “Leased Real Property”). Except as disclosed in Schedule 4.8, the Company is not a party to any accepted promises or offers to lease or sublease, agreements to lease or sublease, leases, subleases, renewals of leases or of subleases, permits, operating agreements or other rights or licenses to possess or to occupy any premises wherever located, other than the lease (the “Lease”) described in Schedule 4.8 relating to the Leased Real Property. For clarity, for the purposes of this section 4.8, collocation services and other data center products or services offered pursuant to the Company’s customer contracts shall not be deemed to constitute a lease or sublease of any sort or any of the aforementioned arrangements. Subject to the foregoing sentence and the terms of the sub-lease with identified in Schedule 4.8, the Company occupies the Leased Real Property and has the exclusive right to occupy and use the Leased Real Property, subject to the rights of the landlord under the Lease and applicable Law. The Lease is in good standing and in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach of any covenants, conditions or obligations contained therein. The Sellers have provided a true copy of each Lease, together with all amendments thereto, to the Purchaser. The Company has never leased, occupied (whether as lessee or licensee), managed or otherwise controlled any real property other than the Leased Real Property.

(c)	Except as disclosed in Schedule 4.8, the Company is not a party, as lessor or sublessor, to any lease, agreement to lease or offer to lease in respect of any immovable or real property or any Leased Real Property.

(d)	To the Company’s knowledge, all buildings, structures, appurtenances fixtures and other improvements forming part of the Leased Real Property are in good operating conditions and are adequate and suitable for the purposes for which they are currently being used, and the Company has adequate rights of ingress and egress for the operation of the Business in the Ordinary Course. None of such buildings, structures, appurtenances, fixtures or other improvements (or any equipment therein), nor the operation or maintenance thereof, violates, in any material respect, any restrictive covenant or any provision of any applicable Laws, or encroaches, in any material respect, on any property owned by others, except as disclosed in Schedule 4.8.

(e)	Unless otherwise disclosed in Schedule 4.8, all of the construction work described in Schedule 4.8 has been fully paid for and completed in accordance with applicable Laws and the Lease for the Leased Real Property.

(f)	Without limiting the generality of the foregoing, subject to the disclosures set out in Schedule 4.8:

(i)	the Leased Real Property, the current uses thereof and the conduct of the Business comply with all applicable Laws, including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(ii)	no alteration, repair, improvement or other work has been ordered, directed or requested in writing by any governmental authority to be done or performed to or in respect of the Leased Real Property or to any of the plumbing, heating, elevating, elevator, escalator, moving walk, water, drainage or electrical systems, fixtures or works therein or thereon, which has not been completed, and none of the Sellers know of any written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those which have been complied with;

(iii)	all accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Real Property have been fully paid and satisfied, and no Person is entitled to register a legal hypothec against the Leased Real Property or any part thereof;

(iv)	there is nothing owing in respect of the Leased Real Property by the Company to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed and which are reserved for;

(v)	no part of the Leased Real Property has been taken or expropriated by any governmental authority, nor has any notice or proceeding in respect thereof been given or commenced;

(vi)	the Leased Real Property (including all buildings, improvements and fixtures) is fit for its present use, there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air conditioning, water, plumbing or drainage equipment or systems located in or servicing the Leased Real Property that are necessary for the purposes of operating the Data Center in the Ordinary Course; and the Leased Real Property is not currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated;

(vii)	the Leased Real Property is not classified or otherwise protected under an Act respecting the preservation of agricultural land and agricultural activities (Québec); and

(viii)	the Leased Real Property is fully serviced by public utilities necessary for the occupation of such property and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against any Leased Real Property by each governmental authority (including development or improvement levies, charges or fees) other than as reflected on the property tax bills for such property.

4.9	Data Center

(a)	Schedule 4.9(a) sets forth (i) all Interconnected Carriers present and available to customers at the Data Centers, (ii) the Internal Capacity built at the Data Centers, (iii) the amount of Capacity committed or reserved to each customer, (iv) the amount of Capacity utilized at the Data Centers, and (v) the amount of any additional colocation space at the Data Centers subject to rights of first refusal granted in favour of existing customers.

(b)	All water, sewer, electric generator, chiller, uninterruptible power supply (UPS), power distribution units, transfer switches, racks, computers, air conditioners, gas, fuel, communication networks, telephone and draining facilities that are material to the current operation of the Data Center have been installed, commissioned and connected in a manner consistent with the single-line drawings prepared in respect of the Data Center, true and complete copies of which have made available to the Purchaser, in all material respects. Such services and utilities have been operated, maintained, repaired and replaced in the Ordinary Course of business in a manner consistent with industry practices in the Canadian data center industry, and, to the knowledge of the Sellers, do not have any material defects. The Company has not received any written notice that any such service or utility will be disconnected or the HQ Capacity materially reduced at the Data Center.

(c)	During the three (3) years preceding the date of this Agreement, the Company has not (i) experienced any material interruption in the transmission of Internal Capacity to the Data Center, or (ii) experienced any material security breaches at the Data Center.

(d)	There are no material technical, engineering, structural, acoustic or other similar limitations or defects that may limit, restrict or prohibit the operation or expansion of the Data Center in a manner consistent with the plans, specifications, materials and as built or single-line drawings previously provided to the Purchaser. Copies of the single-line drawings prepared in respect of the Data Center have been made available to the Purchaser.

(e)	During the three (3) years preceding the date of this Agreement, no data hall has failed to maintain 99.98% power uptime and mechanical systems availability in any given month. The Sellers have provided to the Purchaser a true and complete copy of all service performance and service incidents logs or records reflecting all service outage events affecting any data hall or the overall stability of the Business during the three (3) years preceding the date of this Agreement.

(f)	Subject to disclosures made under Schedule 4.9(f), the Company has not made contractual commitments to customers on an aggregate basis per data hall, in excess of the power deployed and available to such the Company at such data hall, including the utilities, uninterruptible power supply, backup generators and mechanical systems. The electrical utility entrance facility, power system and cooling system capacity and utilization levels disclosed Schedule 4.9(f) on a per data hall basis are true and accurate as of the date hereof.

(g)	The Company has no customers that require enhanced cybersecurity measures or advanced security protocols.

4.10	Asset Purchase Agreement; Sufficiency of Assets

(a)	Except as set forth in Schedule 4.10(a), the assets transferred and assigned to the Company pursuant to the APA, and the assets currently held by the Company, are sufficient to conduct the Business in the Ordinary Course.

(b)	Subject to the disclosures in Schedule 4.10(b), the execution and delivery by the Company and of the APA did not result in: (i) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Company or under: (A) any provision of the constating documents or by laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Company or ; (B) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over the Company or (C) any licence, undertaking, Contract, permit, approval, consent or Authorization held by the Company or or by which either of them were bound; or (D) any applicable Laws; or (ii) the creation or imposition of any Encumbrance on the Company Shares or any of the assets of the Company or .

(c)	Except as otherwise disclosed in Schedule 4.10, all necessary consents, approvals, and authorizations required by, described in or in relation to the Company and for the valid execution, delivery, and performance of the assignments and transfers contemplated by the APA were successfully obtained

(d)	Except as set forth in Schedule 4.10(d), the assets transferred and assigned to the Company pursuant to the APA, and the assets currently held by the Company, are sufficient to fulfill its obligations under all contracts to which it is a party to in all material respects.

4.11	Accounts Receivable

All accounts receivable, book debts and other debts due or accruing to the Company are bona fide, subject to an allowance for doubtful accounts which have been reflected on the books of the Company in accordance with the ASPE on a basis consistent with prior periods, collectible without compensation, set-off or counterclaim.

4.12	Intellectual Property

(a)	Schedule 4.12(a) sets out all: (i) registered Owned Intellectual Property and applications for registrations of Owned Intellectual Property, including the jurisdictions in which the Owned Intellectual Property is registered or in which applications for registration are pending, the registration or application number, and the registration or filing date, as applicable; (ii) unregistered trademarks, service marks, logos and trade names owned by the Company; and (iii) Company Software. All required filings and fees related to registered Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars. No proceeding is pending or, to the knowledge of the Company, threatened, challenging the validity, enforceability, registration or ownership of any Owned Intellectual Property or applications for registrations of Owned Intellectual Property.

(b)	Schedule 4.12(b) sets out (i) all domain names used by the Company in the conduct of the Business (collectively, the “Domain Names”), and (ii) the names of the ICANN-accredited registrars, and the dates of expiry for the registration of each such Domain Name. The Company has a valid registration and all material rights, free of any Encumbrances, other than the Permitted Encumbrances, in and to the Domain Names, including all rights necessary to continue to conduct the Business as it is currently conducted. The Company is the sole registrant of all Domain Names listed in Schedule 4.12(b) and the registration fees for each Domain Name are paid through the dates listed. No officer, director or Employee of the Company, the Sellers or any of their Affiliates has any ownership or other interest in the Domain Names. To the Company’s knowledge, none of the Domain Names infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others.

(c)	Schedule 4.12(c) sets out all social media accounts used by or registered in the name of the Company (collectively, the “Social Media Accounts”). No officer, director or Employee of the Company, the Sellers or any of their Affiliates has any ownership or other interest in the Social Media Accounts.

(d)	Schedule 4.12(d) sets out (i) each Contract pursuant to which another Person grants rights in Intellectual Property to, or covenants not to commence an action or proceeding against, the Company (“Inbound Licenses”), and (ii) each Contract pursuant to which the Company grants rights in Intellectual Property to any other Person (“Outbound Licenses” and, together with the Inbound Licenses, “IP Licenses”); provided, however, that Schedule 4.12(d) does not include any (i) licenses granted to the Company for the use of Open Source software, (ii) non- exclusive Inbound Licenses of Standard Software, (iii) Invention Assignment Agreements that do not materially differ in substance from the Company’s form Invention Assignment Agreements, or (iv) non-exclusive Outbound Licenses granted solely in the Ordinary Course to the Company’s customers or for a third- party vendor or contractor to provide routine services to Company, as applicable.

(e)	All registered Owned Intellectual Property is subsisting, valid and enforceable. The Company (i) solely and exclusively owns each item of Owned Intellectual Property, and (ii) has the right pursuant to a valid and enforceable Contract to use all other Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company is not and is not a party to or bound by any Contract that limits or impairs the ability to sell, transfer, assign or convey, or that otherwise affects, the Owned Intellectual Property. Other than non-exclusive rights of use granted to customers in the Ordinary Course, the Company has not granted to any Person any interest in or right in respect of all or any portion of the Company Intellectual Property.

(f)	To the knowledge of the Company, the Company, the use of the Company Intellectual Property, and the conduct of the Business, have not and do not infringe, violate, or misappropriate any Intellectual Property rights of any Person.

(g)	No proceeding is pending or, to the knowledge of the Company, threatened against the Company alleging that the Company is infringing, violating or misappropriating any Intellectual Property rights of any Person. The Company has not received from or sent to any Person any written notice, correspondence, claim, assertion or allegation related to infringement or misappropriation of any Intellectual Property. To the knowledge of the Company, no Person has or is infringing, diluting, misappropriating or otherwise violating any rights of the Company in the Owned Intellectual Property. The Company has not granted any covenant, commence an action or proceeding, release or non-assertion to any Person with respect to the Owned Intellectual Property.

(h)	The Company has taken commercially reasonable steps to maintain, establish and protect the secrecy, confidentiality and value of all Owned Intellectual Property that is considered confidential or proprietary by the Company, including any material trade secrets included in Owned Intellectual Property. No trade secret or Confidential Information used or held for use by the Company has been disclosed by the Company to any third party, including Company’s current and former Employees, consultants and contractors, except pursuant to a valid and enforceable non-disclosure, confidentiality or license agreement. To the knowledge of the Company, there have been no unauthorized disclosures of, or instances of misappropriation or unauthorized use of, any such trade secrets or Confidential Information.

(i)	Each of the current and former Employees, consultants and contractors of the Company who has developed or contributed to the development of any Owned Intellectual Property on behalf of, or for the benefit of, the Company (each, a “Contributor”) has executed a valid and enforceable agreement pursuant to which such Contributor has expressly and presently assigned to the Company all of such Contributor’s rights, title and interest in and to such Owned Intellectual Property, have waived all moral rights in and to such Owned Intellectual Property, and have agreed to maintain the confidentiality of such Owned Intellectual Property (each such agreement, an “Invention Assignment Agreement”). All invention, creation, development, design and modification of Owned Intellectual Property was undertaken by Contributors within the scope of their engagement. To the knowledge of the Company, no Contributor is in default or breach of any such Invention Assignment Agreements.

(j)	In respect of the Company Software included in the Owned Intellectual Property, the Company has in its possession the Source Code and documentation as reasonably necessary to enable competently skilled programmers and engineers with experience in using, updating and enhancing Software similar to the Company Software, to use, update and enhance such Company Software. None of the Source Code for any Company Software included in the Owned Intellectual Property has been licensed or provided to, or used or accessed by, any Person (other than Employees or contractors or other service providers of the Company who have entered into written agreements restricting the disclosure and use of such Source Code or related materials). Except as set out in Schedule 4.12(j), the Company is not a party to any Source Code escrow Contract or any other Contract (or a party to any Contract obligating the Company to enter into a Source Code escrow Contract or other Contract) requiring the deposit of any Source Code or related materials for any Company Software included in the Owned Intellectual Property.

(k)	Schedule 4.12(k) sets forth a true and correct list of all Open Source Software used by the Company in the conduct of the Business. No Open Source Software has been used in any manner that, with respect to any Company Software included in the Owned Intellectual Property (i) requires the disclosure or distribution of such Company Software in source code form, (ii) requires the licensing of such Company Software for the purpose of making derivative works, (iii) imposes any material restriction on the consideration to be charged for the distribution of such Company Software, (iv) imposes any material restriction on the Company from asserting its rights, including patent and other Intellectual Property rights, or (v) imposes any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution of such Company Software or any other Owned Intellectual Property.

(l)	Except as set forth in Schedule 4.12(l), no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property.

(m)	The Company Intellectual Property set forth in Schedules 4.12(a), 4.12(b), 4.12(c), 4.12(d), 4.12(i), 4.12(k), and 4.12(l) comprises all the material Intellectual Property necessary to conduct the Business as presently conducted.

(n)	The Telecom Addresses utilized by the Company in the conduct of the Business comprise all of the Telecom Addresses necessary to conduct the Business as presently conducted. The Company leases the Telecom Addresses utilized by the Company in the conduct of the Business.

(o)	Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of the Company’s right to own or use any Company Intellectual Property.

4.13	Information Systems

(a)	The Company owns or has a valid right to access and use all Information Systems used by the Company. The Information Systems adequately meet the data processing and other computing needs of the Business as presently conducted in all material respects. The Company has all necessary Inbound Licenses required to conduct the Business as presently conducted in all material respects. The Company has and maintains, in all material respects, accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs, and the Company maintains and has implemented an information security program that governs all Information Systems, and that includes measures that are consistent with current industry standards and practices, to ensure that appropriate data storage, back-up systems, disaster recovery, business continuity plans and system redundancy procedures and facilities, encryption methods and virus protection and other security measures are in place, and to ensure the continuing security and availability of the functionality provided by the Information Systems.

(b)	The Information Systems have not suffered any malfunction, failure, continued substandard performance, denial-of-service, security incident (including any Personal Information Security Incident), ransomware, or other form of intrusion, exfiltration, interference or cyberattack, or any other impairment that has resulted or is reasonably likely to result in a disruption or damage to the Business.

(c)	To the Company’s knowledge, the Information Systems do not contain any unauthorized instructions, algorithms, computer code or other device or feature (including any worm, bomb, backdoor, clock, timer, drop dead device, Trojan horse, virus, bug, spyware, adware, malware, corruptant, defect, fault or other disabling device, code, design or routine) that maliciously causes or is designed to cause harm to any Software or hardware (collectively “Contaminants”) and the Company has taken commercially reasonable steps to prevent the introduction of Contaminants into the Information Systems.

4.14	Privacy and Anti-Spam Matters

(a)	The Company, and to the knowledge of the Company, all vendors, processors or other third parties engaged in the Processing of Personal Information for or on behalf of the Company or with whom the Company otherwise share Personal Information (collectively, “Data Partners”), are and for the past threee (3) years have been in material compliance with: (i) Privacy Laws and Anti-Spam Laws; (ii) the Company’s internal and external policies, procedures, notices and other statements relating to the Processing of Personal Information; and (iii) all Contracts relating to the Processing of Personal Information (collectively, the “Company Privacy Commitments”).

(b)	The Company has only shared Personal Information with Data Partners. The Company has contractually obligated all Data Partners to comply with Privacy Laws and Anti-Spam Laws and the Company’s internal and external policies, procedures, notices and other statements relating to the Processing of Personal Information. The Company has taken reasonable measures to ensure that all Data Partners have complied with their contractual obligations, and to the knowledge of the Company, no Data Partners are in breach of their contractual obligations.

(c)	Except as described in Schedule 4.14(c), the Company has, and requires each of its Data Partners to have, in place all organizational, technological, and physical safeguards (“Safeguards”) required to: (i) comply with Privacy Laws; (ii) protect all Personal Information in its possession, custody or control, including Personal Information Processed on its behalf, from and against the occurrence of unlawful, accidental or unauthorized control, use, access, disclosure, interruption, modification, destruction, comprise or corruption (each such occurrence, a “Personal Information Security Incident”); (iii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control; and (iv) respond to all Personal Information Security Incidents as required by Privacy Laws, including procedures for addressing Personal Information Security Incidents, applying appropriate mitigations and providing adequate notification where applicable, and have adhered to such Safeguards. Except as described on Schedule 4.14(c), neither the Company nor the Company’s Data Partners have experienced a Personal Information Security Incident and to the knowledge of the Company, none are currently threatened.

(d)	The Company has posted privacy policies and any additional notices in a clear and conspicuous location on all websites and other online properties owned or operated by Company, as and to the extent required by Privacy Laws and Anti-Spam Laws. The Sellers have provided to the Purchaser true and complete copies of all privacy policies and additional notices that have been used by the Company. All notices and consents required by Privacy Laws, Anti-Spam Laws or Contracts have been given or obtained in accordance with all applicable Laws and such Contracts and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. Neither the execution, delivery nor performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) invalidate any notices to, or consents obtained with respect to, any Person under any Company Privacy Commitments, or (ii) otherwise give rise to any right of termination or other right to impair or limit the right of the Purchaser to own and process any Personal Information used in or necessary for the operation of the Business as currently conducted.

(e)	The Company has developed and implemented: (i) policies and procedures regarding Commercial Electronic Messages consistent with applicable Anti-Spam Laws; (ii) consent language for all Commercial Electronic Messages being sent by the Company that complies with applicable Anti-Spam Laws; (iii) the prescribed form and content for all Commercial Electronic Messages being sent by or for the Company in accordance with all applicable Anti-Spam Laws; and (iv) a functional, readily-performed, unsubscribe mechanism that complies with applicable Anti- Spam Laws. The Company has obtained prior consent, as required by applicable Anti-Spam Laws, from all recipients of the Company’s Commercial Electronic Messages, and all unsubscribe requests and withdrawals of consent have been promptly acted upon in accordance with applicable Anti-Spam Laws. The Company has not and does not install computer programs on third-party computer systems except in compliance with Anti-Spam Laws. The Company is not, and has not been, the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Anti-Spam Law.

(f)	There are no proceedings against the Company (including investigations by any Governmental Body and findings, recommendations and orders issued by any privacy regulator) relating to Privacy Laws or Anti-Spam Laws and any steps taken to respond to such claims, investigations, findings, recommendations or orders, and any undertaking the Company has entered into pursuant to Anti-Spam Laws. No notice, complaint, claim, inquiry or proceeding of any kind has been served on, initiated against or, to the knowledge of the Company, threatened against the Company by any Governmental Body, individual or other Person alleging any violation of applicable Privacy Laws, Anti-Spam Laws, or requirements relating to the Processing of Personal Information and, to the knowledge of the Company, there are no facts or circumstances in existence that can give rise to any such notices, complaints, claims, inquiries or proceedings.

4.15	Insurance

The Company has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage is and will be continued in full force and effect to and including the Time of Closing. Schedule 4.15 sets forth a list of all insurance policies maintained by or on behalf of the Company on, or covering, the property and assets or personnel of the Company as of the date hereof (specifying insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder) and complete and accurate copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Company. Schedule 4.15 also sets forth the insurance claims history in relation to the Business for the past three (3) years preceding the date of this Agreement. The Company is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Sellers have provided to the Purchaser either a copy of the insurance policy or an insurance certificate describing each insurance policy referred to in Schedule 4.15.

4.16	No Expropriation

No property or asset of the Company has been expropriated by any Governmental Body, nor has any notice or proceeding in respect thereof been given or commenced nor to the knowledge of the Company is there any intent or proposal to give any such notice or commence any such proceeding.

4.17	Agreements and Commitments

Schedule 4.17 sets forth the following Contracts (“Material Contracts”) to which the Company is a party or is otherwise bound:

(a)	any Contract for capital expenditures or the acquisition of fixed assets, in excess of $100,000;

(b)	any Contract relating to the acquisition or disposition of any business, or shares or assets of another Person or any real property (or any interest therein), including any options, or rights of first offer or first refusal, in each case (i) entered into within the past three (3) years, or (ii) for which there remain obligations that have not been fully performed, in each case having an outstanding principal amount in excess of $25,000;

(c)	any Collective Agreement;

(d)	the Lease;

(e)	the IP Licenses, excluding the licenses carved out in the proviso of Section 4.12(d);

(f)	any Contract with a Material Supplier or a Material Customer;

(g)	any Contract that provides to any Person any “most favoured nation” or similar preferential pricing arrangement;

(h)	any Contract (other than those referred to above) under which the Company is obligated to make or expects to receive payments on an annual basis in excess of $50,000;

(i)	any employment or consulting Contract or any other similar Contract with any officer, Employee or Contractor pursuant to which any officer, Employee or Contractor expects to receive remuneration on an annual basis in excess of $100,000;

(j)	any Contract with an Employee or Contractor that requires that the Company provide a notice of termination, an indemnity in lieu of notice, termination pay, severance pay, retention amounts or change-of-control payments, other than Contracts of indeterminate term terminable by the Company without cause on reasonable notice without a specified notice, termination or severance pay requirement;

(k)	any trust indenture, hypothec, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with ASPE;

(l)	any confidentiality, secrecy, non-disclosure, non-competition, non-solicitation or non-hire Contract or similar Contract under which the Company is an obligor, other than confidentiality, secrecy or non-disclosure Contracts entered into in the Ordinary Course;

(m)	any licence, franchise or other agreement that relates in whole or in part to Intellectual Property under which the Company is obligated to make or expects to receive payments on an annual basis in excess of $50,000;

(n)	any Contracts with a Governmental Body, excluding Authorizations; and

(o)	any Contract entered into by the Company other than in the Ordinary Course.

(p)	The Company has performed all of the material obligations required to be performed by it in respect of, is entitled to all benefits under, and is not in breach or default or alleged to be in default in respect of, any Material Contract to which the Company is a party or by which it is bound; all such Material Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material breach or default under any Material Contract. The Sellers have made available to the Purchaser a complete and accurate copy of each Material Contract, including all amendments thereto.

4.18	Material Suppliers and Material Customers

(a)	Schedule 4.18 sets out each of the top 10 suppliers (collectively, the “Material Suppliers”) and the top 10 customers (collectively, the “Material Customers”) of the Company, by dollar volume calculated by the consolidated revenues and expenditures, as the case may be, of the Business for each of (a) its last complete fiscal year, and (b) the fiscal year-to-date, and the amounts of such revenues and expenditures. Subject to Schedule 4.18, to the actual knowledge of the Company and without any inquiry having been conducted by the Company with the Material Customers or Material Suppliers, there is no reason to anticipate that the benefits of any relationship with any Material Supplier or Material Customer will not continue after the Closing in substantially the same manner as prior to the Closing Date.

(b)	Schedule 4.18(b) sets out as of the date of this Agreement (i) the monthly recurring revenues (MRR) of the Business; and (ii) the average monthly customer churn of the Colocation Business during the three (3) years preceding the date of this Agreement.

4.19	Churned Contracts

Schedule 4.19 sets out a list of all Contracts that have become Churned Contracts during the three (3) years preceding the date of this Agreement.

4.20	Compliance with Laws; Authorizations

(a)	The Company and the Leased Real Property is in compliance, and for the past three (3) years has been in compliance, in all material respects, with all Laws applicable to the Business and the Company and the Leased Real Property, except to the extent disclosed in Schedule 4.20. No event has occurred and no circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or a failure to comply, in any material respect, with any Laws applicable to the Business, the Company or the Leased Real Property. The Company has not received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with any such Laws.

(b)	Schedule 4.20 sets out a complete and accurate list of all Authorizations held by or granted to the Company. Except to the extent disclosed in Schedule 4.20, the Company holds or owns all Authorizations necessary to carry on the Business as currently conducted or to own or lease any of the property or assets owned or used by the Company, including the Leased Real Property, as such property or assets are currently owned, leased or used in the Business. Each such Authorization is valid, subsisting and in good standing and the Company is not in default or breach, in any material respect, of any such Authorization and, to the knowledge of the Company, no proceeding is pending or threatened to revoke or limit any such Authorization and there is no circumstance that may reasonably result in such a revocation or limitation. The Sellers have provided a complete and accurate copy of each such Authorization and all amendments thereto to the Purchaser.

4.21	Financial Statements; Absence of Liabilities

(a)	The “Company Financial Statements” means collectively the Enovum Financial Statements and the Financial Statements referred to below,

(i)	the unaudited financial statements of the Company as at and for the three month period ended December 31, 2023, and

(ii)	the unaudited financial statements of the Company as at and for the eight-month period ended August 31, 2024,

(items identified to in (i) and (ii) above, the “Enovum Financial Statements”);

(iii)	the unaudited financial statements of as at and for the twelve month period ended December 31, 2023,

(iv)	the unaudited financial statements of as at and for the twelve month period ended December 31, 2022, and

(v)	the unaudited financial statements of as at and for the twelve month period ended December 31, 2021,

(items identified in (iii) to (v) above, the                Financial Statements”);

copies of which have been made available to the Purchaser.

(b)	The Enovum Financial Statements referred to in paragraph (a)(i) and (ii) of this Section 4.21:

(i)	have been prepared in accordance with ASPE, applied on a basis consistent with prior periods, are complete and accurate in all material respects and present fairly, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as at their respective dates and the sales and earnings and results of operations of the Company for the respective periods covered by them, but the unaudited interim financial statements do not contain all notes required under ASPE and are subject to normal year-end audit adjustments which are not expected to be material. Other than what is disclosed in Schedule 4.21, the Company has no liabilities, liquidated or contingent or otherwise, that are not reflected on the Enovum Financial Statements, other than liabilities incurred after August 31, 2024 in the Ordinary Course consistent with the same type of liabilities reflected in the Enovum Financial Statements. The Sellers have made available complete and accurate copies of the Enovum Financial Statements to the Purchaser.

(ii)	are prepared under ASPE and are, at the expense of the Purchaser, convertible into GAAP or IFRS and are capable of being audited in accordance with GAAP or IFRS. For clarity, all Enovum Financial Statements prepared at Closing are prepared under ASPE.

(c)	ThealllllllllllFinancial Statements, referred to in paragraph (a)(iii) of this Section 4.2-i,soTeTy’to the extent they relate to the Business have been prepared in accordance with ASPE, applied on a basis consistent with prior periods, are complete in all material respects and present fairly, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Business as at their respective dates and the sales and earnings and results of operations of the Business for the respective periods covered by them, but the unaudited interim financial statements do not contain all notes required under ASPE and are subject to normal year-end audit adjustments which are not expected to be material. The Sellers have made available complete copies of said Company Financial Statements to the Purchaser.

(d)	The- Financial Statements referred to in paragraph (a)(iv) of this Section 4.21 to the extent they relate to the Business, have been prepared in accordance with ASPE, applied on a basis consistent with prior periods, are complete in all material respects and present fairly, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Business as at their respective dates and the sales and earnings and results of operations of the Company for the respective periods covered by them, but the unaudited interim financial statements do not contain all notes required under ASPE and are subject to normal year-end audit adjustments which are not expected to be material. The Sellers have made available complete copies of said Company Financial Statements to the Purchaser.

(e)	The Sellers have made available complete copies of the - Financial Statements referred to in paragraph (a)(v) of this Section 4.21 t rchaser.

4.22	Books and Records

(a)	The accounting and financial books and records of the Company are accurate in all material respects and all financial transactions of the Company have been accurately recorded in such books and records.

(b)	The minute books of the Company made available on behalf of the Sellers to the Purchaser’s counsel are complete and accurate minute books of the Company, reflecting all proceedings of the directors of the Company (and any committees thereof) and the shareholders of the Company.

4.23	Absence of Changes

Since December 31, 2023, the Company has carried on the Business and conducted its operations and affairs only in the Ordinary Course, and, except as disclosed in Schedule 4.23, there has not been any:

(a)	event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect;

(b)	amendment or change to the articles or by-laws of the Company;

(c)	(i) redemption, purchase or acquisition of any securities of the Company or split, combination or reclassification of any outstanding securities of the Company, or (ii) issuance, delivery or sale, or authorization to issue, deliver or sell (A) any securities of the Company, (B) any securities convertible into securities of the Company, or (C) any rights, warrants, calls, subscriptions or options to acquire any securities of the Company;

(d)	declaration or payment of any dividends or distributions on or in respect of any securities of the Company;

(e)	cancellation or termination of any insurance policy naming the Company as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(f)	sale, lease, license, transfer, encumbrance or other disposition of any assets used in the Business except in the Ordinary Course;

(g)	acquisition by the Company of an equity interest in, or assets of, any other Person or business (whether by merger, purchase of stock, purchase of assets or otherwise), other than the purchase of assets for use in the Business in the Ordinary Course;

(h)	merger or consolidation by the Company with or into another Person or adoption or entry into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction;

(i)	waiver, release or assignment of any rights of material value by the Company or cancellation, compromise, release or assignment of any Debt owed to the Company, or any material claims held by the Company;

(j)	change in the accounting methods, principles or practices used by the Company, except as may be required as a result of a change in Law or in ASPE;

(k)	termination of employment or services of any Employee or Contractor, respectively; or

(l)	agreements to take any action or omission that would result in a change described in this Section 4.23.

4.24	Non-Arm’s Length Transactions

The Company has not made any payment or loan to or borrowed any monies from, and the Company has not been otherwise indebted to, any Affiliate (including              , officer, director, employee, shareholder (including the Sellers), any of the Affiliates or Family Members of the foregoing Persons or any other Person not dealing at arm’s length with the Company (within the meaning of the Tax Act) (collectively, “Related Persons”), except for (i) usual employee reimbursements and compensation paid in the Ordinary Course; and (ii) as otherwise disclosed on Schedule 4.24. Except as disclosed in Schedule 4.24 and except for contracts of employment, all of which have been made available to the Purchaser, the Company is not on the date hereof a party to, and has not entered into, any Contract or transaction with any Related Person or any Contract or transaction which is not on arm’s length terms. No Related Person:

(a)	owns, directly or indirectly, any interest in (except for shares representing less than one (1%) per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Business or the Company or a landlord, tenant, lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Company;

(b)	has made any loan or engaged in any other transactions with any Employees, directors, officers or consultants of the Company;

(c)	owns, directly or indirectly, in whole or in part, any property that the Company uses in the operation of the Business; or

(d)	has any cause of action or other claim whatsoever against, or owes any amount to, the Company in connection with the Business, except for claims in the Ordinary Course, such as for wages on a current basis, accrued vacation pay and accrued benefits under the Employee Plans and reimbursements of ordinary business expenses.

4.25	Taxes

Except as disclosed in Schedule 4.25:

(a)	The Company has duly filed on a timely basis with the appropriate Governmental Body all Tax Returns. All such Tax Returns were complete and accurate in all material respects and the Company has paid or remitted all Taxes which are due and payable and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by the Company. No jurisdiction or authority in or with which the Company does not file a Tax Return has alleged that the Company is required to file such a Tax Return. The Company has not had a permanent establishment in any country other than Canada.

(b)	True copies of all Tax Returns filed by the Company for the taxation years of the Company and all correspondence with any Governmental Body relating to Taxes have been provided to the Purchaser.

(c)	The Canadian federal and provincial income Tax liability of the Company has been assessed by the appropriate Governmental Body for its taxation year ended December 31, 2023 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return or the payment of any Taxes by the Company or the examination of any Tax Return. The Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d)	Since December 31, 2023, the Company has not incurred any material liability for Taxes or engaged in any transaction or event that would result in any material liability for Taxes other than in the ordinary course of its business.

(e)	There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(f)	There are no actions, suits, proceedings, investigations or claims pending or, threatened against the Company in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Body relating to Taxes, governmental charges or assessments asserted by any such Governmental Body.

(g)	The Company has withheld from each payment made to any of its past or present shareholders, employees, independent contractors, officers, creditors or directors, and to any non resident of Canada or other Person the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the appropriate Governmental Body within the time required under any applicable Laws.

(h)	The Company has collected all amounts required to be collected by it on account of Taxes, including GST and QST. The Company has remitted to the appropriate Governmental Body when required by Law to do so all such amounts collected by it.

(i)	Until the date hereof, the Company has been a “Canadian-controlled private corporation”, as defined in the Tax Act, continuously since incorporation.

(j)	The Company is not a party to, bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or other similar agreement or arrangement.

(k)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into prior to the Closing, any accounting method change or closing agreement executed prior to the Closing or any prepaid amount received prior to the Closing.

(l)	Amounts payable by the Company in respect of compensation, including but not limited to salary, wages or other remuneration (other than reasonable vacation or holiday pay) have been paid within 180 days of the end of the taxation year in which the expense was incurred.

(m)	The Company has not directly or indirectly acquired any property from a Person with whom it was not dealing at arm’s length (as that term is understood for purposes of the Tax Act) in circumstances that would result in the Company becoming liable to pay any Taxes of such Person under section 160 of the Tax Act, section 325 of the ETA or any corresponding provisions of other applicable Laws.

(n)	There are no circumstances that exist and would result or that have existed and resulted in sections 80 to 80.04 of the Tax Act or any similar provincial or territorial provisions applying to the Company.

(o)	The Company has no outstanding loans or indebtedness to or for the benefit of any directors, former directors, officers, shareholders or employees or by any Person not dealing at arm’s length (as that term is understood for purposes of the Tax Act) with any of the foregoing.

(p)	The Company has not made any election under subsection 83(2) of the Tax Act (or equivalent provision under provincial Law) in excess of its “capital dividend account” as defined in subsection 89(1) of the Tax Act immediately prior to the time of such election.

(q)	The Company has not made an “excessive eligible dividend designation” as defined in subsection 89(1) of the Tax Act.

(r)	The Company has not declared or paid a dividend to which Tax under Part VI.1 of the Tax Act applies.

(s)	The Company has never made an election for deferral of Taxes in circumstances where the amount elected as the transferor’s proceeds of disposition and the acquirer’s cost of disposition for purposes of federal Tax is different from the amount elected for purposes of provincial or territorial Tax.

(t)	At no time since the incorporation of the Company was more than 50% of the fair market value of any Company Share derived from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interest in, or for civil law rights in, any such property, whether or not the property exists, (as each such term is interpreted for the purposes of the definition of taxable Canadian property in the Tax Act).

(u)	The Company has never entered into, been contractually obligated to enter into or participated in (i) any transaction that is required to be reported under section 237.3 of the Tax Act, (ii) a “reportable transaction” or “notifiable transaction” at any time after December 31, 2022, or (iii) any transaction that is subject to the provisions of any similar Canadian federal, provincial or non-Canadian Tax Law that are similar to the foregoing (including sections 1079.8.5 or 1079.8.6 of the Taxation Act (Quebec))(each such transaction or treatment, a “Reportable Transaction”).

(v)	To the extent applicable, the Company has complied with the provisions of Title II of Book X.2 of Part I of the Taxation Act (Quebec). For greater certainty, the Company has never been a party to a nominee contract that was or is required to be disclosed to a Governmental Body.

(w)	All tax credits, refunds, rebates and other adjustments of Taxes, claimed by the Company have been validly claimed and correctly calculated as required by applicable Laws, and the Company has retained all documentation prescribed by applicable Laws to support such claims.

4.26	Litigation

Except as described in Schedule 4.26, there are no actions, suits (whether or not purportedly on behalf of the Company), appeals, claims, applications, orders, investigations, proceedings, grievances, arbitration or alternative dispute resolution, processes in progress or pending or, to the knowledge of the Company, threatened by, against or affecting the Company,-, or any of their property or assets, including the Leased Real Property, or the Business, before any Governmental Body or by or before an arbitrator or arbitration board. The Sellers have delivered to the Purchaser complete and accurate copies of all pleadings, correspondence and other documents relating to the actions, suits and proceedings described in Schedule 4.26. To the knowledge of the Company, there is no ground on which any such action, suit, appeal, claim, application, order, investigation, proceeding, grievance, arbitration or alternative dispute resolution might be commenced with any reasonable likelihood of success. Neither the Sellers nor the Company is subject to any judgment, order or decree affecting the Company, its property or assets, including the Leased Real Property, or the Business.

4.27	Tax Registrations

4.28	Bank Accounts and Power of Attorney

Schedule 4.28 sets forth a complete and accurate list showing the name of each bank, trust company or similar institution in which the Company has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto and showing the name of any Person holding a general or special power of attorney from the Company and, if applicable, a summary of the terms thereof.

4.29	Directors and Officers

Schedule 4.29 sets forth the names and titles of all the officers and directors of the Company.

4.30	Dividends

Since December 31, 2021, the Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

4.31	Environmental

(a)	Except as described in Schedule 4.31(a) and to the Company’s knowledge, the Company, the Business, the Leased Real Property and all operations thereon have been and are in compliance, in all material respects, with all applicable Laws relating to the protection of human health and safety, natural resources, the environment or Hazardous Substances (“Environmental Laws”).

(b)	Except as described in Schedule 4.31(a), the Company has all Authorizations required under Environmental Laws (collectively, the “Environmental Permits”) to conduct the Business (including those Environmental Permits issued in connection with the Leased Real Property) and to own, use and operate the property and assets owned or used by the Company, all of which are described in Schedule 4.31(a). Each Environmental Permit is valid, subsisting and in good standing, and the Company is not in default or breach of any Environmental Permit, and no proceeding is pending or threatened in relation to, and no grounds exist to revoke or limit, any Environmental Permit. Sellers have provided a complete and accurate copy of each Environmental Permit, and all amendments thereto, to Purchaser.

(c)	The Company has not used or permitted to be used, except in compliance with all Environmental Laws, any of the Leased Real Property to Release, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance.

(d)	Neither the Company nor, in respect of the Business and the Leased Real Property, the Sellers have ever received any notice of or been prosecuted for any actual or alleged non-compliance with any Environmental Laws, and neither has the Company nor, in respect of the Business and the Leased Real Property, have the Sellers settled any allegation of non-compliance with Environmental Laws prior to prosecution. There are no actions, proceedings, notices, orders, demands or directions relating to environmental matters requiring, or notifying the Sellers or the Company that it is or may be responsible for any investigation, containment, clean-up, remediation or corrective action or any work, repairs, construction or capital expenditures to be made under Environmental Laws with respect to the Business or the Leased Real Property. Neither the Company nor, in respect of the Business and the Leased Real Property, the Sellers have received any written third party complaint or claim with respect to Hazardous Substances, environmental contamination, protection of the environment or protection of human health or safety.

(e)	The Company has not caused or permitted, and subject to the disclosures in Schedule 4.31(a), to the knowledge of the Company, there has not occurred, any Release of any Hazardous Substances on, in, around, from or in connection with the Leased Real Property or any such Release on or from a facility owned or operated by a third party but with respect to which the Company is or may reasonably be alleged to have liability.

(f)	All Hazardous Substances and other wastes, materials and substances used in whole or in part in connection with or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws and have not been disposed of by the Company outside of Canada.

(g)	Except as described in Schedule 4.31(a), the Company has delivered to the Purchaser complete and accurate copies of all environmental reports, audits, evaluations, assessments, studies or tests relating to the Company, the Business and the Leased Real Property that are, or with reasonable efforts could be brought under, the possession or control of the Sellers.

4.32	Employees

(a)	Schedule 4.32(a) contains a complete and accurate list, redacted as necessary to comply with applicable Privacy Laws, of all individuals who are full-time, part time or casual employees of the Company as of the date of this Agreement (collectively, the “Employees”), specifying the province of employment, length of service, title or classification, and salary or hourly pay, commission and bonus entitlements, vacation entitlements, benefits and other compensation (if any) for each such Employee, as well as whether each such Employee is eligible to receive overtime pay and whether they are subject to a written Contract. Schedule 4.32(a) also indicates whether any Employee is on a leave of absence, indicating the start of the leave, the reason for the leave, whether the Employee is in receipt of benefits and the expected return to work date (if known).

(b)	The Company is, and for the past three (3) years has been, in compliance with all applicable employment and labour Laws including without limitation with respect wages, hours of work, overtime requirements, vacation pay, pay equity, human rights, workers’ compensation, occupation health and safety, immigration and temporary foreign workers, termination of employment, and French language requirements and there are no complaints, actions, claims, charges, levies, assessments or penalties outstanding, or to the knowledge of the Company, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Company under or in respect of any applicable employment and labour Laws.

(c)	Except as disclosed in Schedule 4.32(c), all accruals for unpaid vacation pay, premiums and contributions for accrued wages, salaries, bonuses, commissions or other incentive payments and Employee Plan payments have been reflected in the books and records of the Company.

(d)	Except as disclosed in Schedule 4.32(d), no Employee or Contractor has any agreement as to (i) change of control, (ii) payment of any amount that is triggered, directly or indirectly, by the transactions under this Agreement; (iii) retention or transaction payment, (iv) or length of notice, payment in lieu of notice, termination pay or severance payment required to terminate his employment or services, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(e)	The Company has not entered into nor is otherwise bound by any Collective Agreement and no collective agreement is currently being negotiated. No union or employee bargaining agent holds bargaining rights with respect to Employees by way of certification, voluntary recognition, or succession rights or has applied therefor and there are no current, or to the knowledge of the Company, threatened union or employee association organization campaigns with respect to any Employees. There is no labour strike, labor dispute, or work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company and there is no grievance, unfair labour practice, charge, arbitration or complaint pending against the Company.

(f)	To the knowledge of the Company, no managerial or key Employee and no group of Employees have any plans to terminate his employment with the Company as a result of the transaction contemplated by this Agreement.

(g)	Schedule 4.32(g) contains a complete and accurate list of: (i) each Contractor; (ii) whether such Contractor is providing services pursuant to a written Contract; (iii) the date such Contractor first commenced providing services to the Company; (iv) the annual fees paid to such Contractor for the preceding fiscal year; and (v) the nature of the services provided.

(h)	Each Contractor has been properly classified by the Company as an independent contractor and the Company has not received, nor are there any pending or, to the knowledge of the Company, threatened notices from any Person disputing such classification. The Company is not engaged with any personnel agency, and there are no outstanding, pending or to the knowledge of the Company, threatened claims, complaints, investigations or orders relating to the employment of any personal agency employees.

(i)	The Company is not engaged with any personnel agency, and there are no outstanding, pending or to the knowledge of the Company, threatened claims, complaints, investigations or orders relating to the employment of any personal agency employees.

(j)	All current and former Employees and Contractors have and had at all relevant times all work permits, visas, authorizations or status, as the case may be, required to perform work or provide services in their respective locations. Schedule 4.32(j) lists in respect of each Employee who is employed pursuant to a work permit or visa, the expiry date of such work permit or visa and whether the Company has made any attempts to renew such work permit or visa.

(k)	There are no outstanding loans made by the Company to any Employee or Contractor.

(l)	There are no active assessments, fines, penalties, charges or other amounts due or owing pursuant to applicable workers’ compensation legislation and the Company has not been reassessed in any material respect under such legislation during the past three years and no audit is currently being performed pursuant to any such legislation. There are no claims or potential claims which may adversely affect the Company’s accidental cost experience in a material way.

(m)	All orders and inspection reports under applicable occupational health and safety legislation relating to the Company have been provided to the Purchaser. There are no outstanding charges under such legislation and the Company has complied in all material respects with any orders issued under such legislation and there are no outstanding appeals of any such orders.

4.33	Employee Plans

(a)	Schedule 4.33(a) lists each Employee Plan. Each Employee Plan has been established, registered, maintained, funded, invested, qualified and administered in compliance with its terms and in accordance with all applicable Laws.

(b)	Complete and accurate copies of all written Employee Plans as amended to date or where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Plans that have been provided to Employees or other individuals entitled to benefits under the Employee Plans have been made available to the Purchaser together with complete and accurate copies of all documents relating to the Employee Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, financial statements, actuarial valuations, annual information returns, subscription and participation agreements, benefit administration contracts and any financial administration contracts.

(c)	The Company has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Employee Plan or to improve or change the compensation or benefits provided under any Employee Plan.

(d)	No term affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such Employee Plan.

(e)	No Employee Plan provides for payment of a benefit, the increase of a benefit amount, forgiveness of indebtedness, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of this Agreement or the consummation of the transactions contemplated by this hereby or thereby (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

(f)	All employer or employee payments, contributions or premiums required to be remitted, paid or in respect of each Employee Plan or Statutory Plan, any Collective Agreement, or by applicable Laws, have been made in a timely fashion in accordance with all applicable Laws and the terms of the Employee Plans and Statutory Plans.

(g)	The Company nor any of its predecessors sponsors, maintains or contributes to, or, within the preceding six (6) years, has sponsored, maintained or contributed to, any Pension Plan in any manner which is a multi-employer plan or contains “defined benefit provisions” as defined in subsection 147.1(1) of the Tax Act.

(h)	None of the Employee Plans provide compensation or benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such Employees or former employees.

(i)	Other than routine claims for payment of benefits in the Ordinary Course, there are no actions, suits, claims, trials, demands, investigations, grievances, arbitrations or other proceedings pending or, to the knowledge of the Company, threatened in respect of any of the Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such action, suit, claim, trial, demand, investigation, grievance, arbitration or other proceedings.

4.34	Indebtedness and Encumbrances

(a)	Except as disclosed on Schedule 4.34(a), the Company does not have outstanding any bonds, debentures, trust indentures, mortgages, notes, loan agreements or other indebtedness for borrowed money, any Contract for a leasing transaction of a type required to be capitalized in accordance with ASPE or any foreign exchange or interest rate hedging contract.

(b)	Except for Permitted Encumbrances, no Person has been granted a security interest or other Encumbrance on any of the assets of the Company.

(c)	Immediately following the Closing, there will not be outstanding any loan, guarantee, pledge or other forms of financial assistance by the Company given for the benefit of any other Person.

4.35	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sellers or the Company and its Affiliates in connection with the transactions contemplated by this Agreement.

4.36	Anti-Corruption and Sanctions; Anti-Terrorism and Anti-Money Laundering

(a)	Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate of the Company or any Seller, is currently the target of any Sanctions. Neither the Company nor, to the knowledge of the Company, any director, officer, employee of the Company or any Seller is a Sanctioned Person.

(b)	The Company is and has been at all times in compliance with applicable financial record keeping and reporting requirements of the CAML, and no action, suit or proceeding by or before any Governmental Body located in Canada involving the Company with respect to the CAML is pending or, to the knowledge of the Company, threatened.

(c)	Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, other Person associated with or acting on behalf of the Company, or any Seller has (i) used any corporate funds of the Company for any contribution, gift, entertainment or other expense relating to political activity in violation of Anti-Corruption Laws, (ii) made any direct or indirect bribe, rebate, payoff, influence payment, kickback, or any similar payments in violation of Anti- Corruption Laws to any foreign or domestic government official from corporate funds of the Company or (iii) otherwise violated any provision of Anti-Corruption Laws.

(d)	The Company is in compliance in all material respects with the Sanctions Laws (to the extent applicable to the Company, determined solely by virtue of the business of the Company in Canada without regard to any Sanctions Laws applicable to those Persons with whom the Company may transact).

(e)	The representations given in this Section 4.36 are not made by nor apply to any Person that is a director, officer, manager or employee in a position of authority of a Canadian corporation or is a Canadian corporation within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 made under the Foreign Extraterritorial Measures Act (Canada) in so far as such representations would be contrary to such order or result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar Law.

4.37	Competition Act

The aggregate value of the assets in Canada of the Company, calculated in the manner prescribed under the Competition Act, does not exceed $93 million, and the annual gross revenues from sales in, from or into Canada generated from all assets of the Company, calculated in the manner prescribed under the Competition Act, do not exceed $93 million.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as set out in this Article 5 (provided that the representations and warranties set out in Section 5.8 are made by the Purchaser to the Rollover Holders only) and acknowledges and confirms that the Sellers are relying on such representations and warranties in connection with the sale by the Sellers of the Purchased Shares:

5.1	Organization

The Purchaser is validly existing is validly existing and in good standing under the federal Laws of Canada and has the corporate power to enter into this Agreement and each of the Ancillary Agreements to which Purchaser is a party and to perform its obligations hereunder and thereunder.

5.2	Authorization

The execution and delivery of, and performance by the Purchaser of its obligations under, this Agreement and each of the Ancillary Agreements to which the Purchaser is a party has been duly authorized by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Sellers in accordance with its terms, subject only to any limitation under applicable Laws relating to (a) bankruptcy, winding up, insolvency, arrangement, fraudulent preference and conveyance assignment and preference and other Laws affecting the rights of creditors generally, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunctions.

5.3	No Violation

The execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser of each of the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions herein and therein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under (a) any provision of the constating documents or by laws of the Purchaser, (b) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over Purchaser, (c) any applicable Laws, or (d) any licence, undertaking, Contract, permit, approval, consent or Authorization held by the Purchaser or by which the Purchaser is bound, and in each case, which would reasonably be expected to prevent, materially delay or impede the ability of the Purchaser to perform its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby.

5.4	Consents and Approvals

There is no requirement for Purchaser to make any filing with, give any notice to or obtain any Authorization of, any Governmental Body as a condition to the lawful consummation of the transactions contemplated by this Agreement except any such filing, notice, or Authorization which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

5.5	Litigation

There are no actions, suits, appeals, claims, applications, orders, investigations, proceedings, grievances, arbitrations or alternative dispute resolution processes in progress, pending, or to the Purchaser’s knowledge, threatened against the Purchaser that would be reasonably likely to prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

5.6	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement.

5.7	Investment Canada Act

The Purchaser is a WTO Investor and is not a “state-owned enterprise”, in each case within the meaning of the Investment Canada Act.

5.8	Exchangeable Shares

(a)	Immediately after the Closing, the authorized share capital of the Purchaser shall be as set forth in Schedule 5.8, of which the only equity that will be issued and outstanding as such is set forth in Schedule 5.8.

(b)	The Exchangeable Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be (i) duly authorized, and, upon issuance, be validly issued, fully paid and non-assessable, (ii) will not be issued in violation of the constating documents of the Purchaser, or any agreement, contract, covenant, undertaking, or commitment to which the Purchaser is a party or bound; and (iii) will be free of restrictions on transfer other than restrictions on transfer under the Purchaser’s articles of incorporation, the Share Exchange Documents and applicable Law.

(c)	The Purchaser has been a single purpose corporation incorporated and organized solely for the purposes of the transactions contemplated herein and subject to the foregoing, has not: (a) carried on any business; (b) had any employees; (c) held any assets of any kind or nature; (d) had liabilities, obligations or other form of indebtedness of any kind whatsoever; (e) been a party to any Contract other than this Agreement and the other Contracts contemplated by this Agreement to which it is a party; (f) had any encumbrances on its equity; or (g) entered into any transaction or undertaken any activity whatsoever, in each case, except in relation to its incorporation, organization and the transactions contemplated in this Agreement and the Share Exchange Documents.

(d)	Subject to the representations and warranties set out in Section 3.9, the Purchaser is a private issuer as defined under National Instrument 45-106.

ARTICLE 6

COVENANTS

6.1	Confidentiality

(a)	The Seller Restricted Parties shall not disclose to anyone other than (i) their Affiliates, (ii) the Representatives of the Seller Restricted Parties and those of their Affiliates who need to know Confidential Information to the extent required to advise the Seller Restricted Parties in their capacity as Representatives on a confidential basis and (iii) the Purchaser any Confidential Information relating to the Company or the Business unless required to do so by applicable Law or regulatory authority or stock exchange having jurisdiction over the Seller Restricted Parties, and then only after the Purchaser shall have been given an opportunity, if so advised, to seek a protective order.

(b)	The Purchaser shall not disclose to anyone other than (i) its Affiliates, (ii) investors or potential investors in any of its Affiliates and their Representatives on a confidential basis, and (iii) individuals owing a duty of confidentiality to the Purchaser and its Affiliates, any Confidential Information relating to the Sellers, unless required to do so by applicable Law or regulatory authority or stock exchange having jurisdiction over the Purchaser, and then only after such Seller shall have been given an opportunity, if so advised, to seek a protective order.

(c)	As used herein, “Confidential Information” means all information pertaining to a party’s business, operations, assets, liabilities, plans, prospects or affairs, which has been or is disclosed to or acquired by the receiving Person regardless of whether such information is in oral, visual, electronic, written or other form, and whether or not it is identified as “confidential”. Notwithstanding the foregoing, “Confidential Information” does not include information that:

(i)	with the exception of Personal Information, is or becomes generally available to the public, other than as a result of disclosure in violation of this Agreement;

(ii)	is shown by the receiving party as having been independently acquired or developed by the receiving party without the use of any Confidential Information; or

(iii)	is or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that the recipient shall have made reasonable inquiry to satisfy itself that the source was not, when it disclosed the information to the recipient, prohibited from so doing by a confidentiality obligation owed to a beneficiary, whether contractual, fiduciary or otherwise.

6.2	Books and Records

The Purchaser covenants to use reasonable care to preserve the books and records of the Company delivered to it for a period of seven (7) years from the Time of Closing, and will permit the Sellers’ Representatives or their Representatives, during normal business hours and upon reasonable advance notice, reasonable access thereto, subject to the Access Principles, in connection with any Tax filings, audits or similar obligations of the Sellers, but the Purchaser shall not be responsible or liable to the Sellers or the Sellers’ Representatives for or as a result of any loss or destruction of or damage to any such books or records if such loss, destruction or damage does not result from the intentional misconduct of the Purchaser or its Representatives. Attorney-Client Communications shall remain the property of the Sellers and Sellers Parties and shall not be transmitted at the Time of Closing even if inadvertently communicated when information systems and records are transferred to the Purchaser at Closing.

6.3	Restrictive Covenants

(a)	Each of the Seller Restricted Parties covenants and agrees that, for a period of three (3) years after the Closing (the “Restricted Period”), none of the Seller Restricted Parties shall engage, directly or indirectly, in any business anywhere in Canada (the “Territory”), that is competitive, in whole or in part, with the Restricted Business, including by, directly or indirectly, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to, providing services to, participating in, or being connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any Person that carries on any business, whether individually or through an association with any other Person, that is competitive with any aspects of the Restricted Business; provided, however, that for the purposes of this Section 6.3, ownership of securities representing not more than 5% of the outstanding voting power of any entity which is listed on any national securities exchange shall not be deemed to be in violation of this Section 6.3 as long as the Person owning such securities has no other connection or relationship with such entity.

(b)	For the purposes of this Agreement, “Restricted Business”, consists of operating and building vertically integrated data centers, but shall exclude: (i) the cryptocurrency mining industry, and (ii) the business carried out as of the date hereof, i.e. data hosting, including server rental services, dedicated server management, public and private cloud, managed colocation, shared colocation, Internet service provider and server migration. For clarity, the aforementioned exclusions from the definition of Restricted Business shall not be covered by the restrictive covenants in paragraph (a) above.

(c)

Each of the Seller Restricted Parties covenants and agrees that, during the Restricted Period, none of the Seller Restricted Parties shall, in any way, directly or indirectly through any other Person: (i) induce or attempt to induce any Person who is an employee of a Protected Party to leave such employment, or in any way interfere with the relationship between a Protected Party and any of its employees; (ii) induce or attempt to induce any Person who is an independent contractor of a Protected Party (an “INDEPENDENT CONTRACTOR”), or in any way interfere with the relationship between a Protected Party and any of its Independent Contractors to terminate its Contract with such Protected Party; (iii) within two years following: (A) the termination of employment of an employee of a Protected Party; or (B) the termination of an Independent Contractor’s Contract with a Protected Party, hire or engage any of                                                    without the prior written consent of the Company, but only to the extent such hiring or engagement is in relation to the Restricted Business or for any other business that would be competitive with the business of a Protected Party; (iv) contact for the purpose of soliciting (only to the extent it is in relation to the Restricted Business) any customer, supplier, licensee, licensor, franchisee or other Person having business relations with a Protected Party, or induce or attempt to induce any such Person to cease doing business with a Protected Party or change the scope or terms on which it does business with a Protected Party, or in any way interfere with the relationship between a Protected Party and any such Person (including by making any negative or disparaging statements or communications regarding the Protected Party), in all respects subject to Section 6.3(d); provided, however, that the Seller Restricted Parties shall not be restricted from making broad and general advertisements or solicitations not specifically targeting or intending to target any employee of a Protected Party or any Independent Contractor.

(d)	Each of the Seller Restricted Parties agrees that, during the Restricted Period, such Seller Restricted Party, directly or indirectly, shall not make, or solicit or encourage others to make or solicit, directly or indirectly, any statement or communication (orally or in writing) about the Purchaser or any Affiliate of the Purchaser, including the Company, or any of their respective businesses, products, services, or activities, that is derogatory or that could reasonably be expected to materially harm the business or the reputation of such Person; provided that this paragraph (d) shall not limit the ability of the Seller Restricted Parties to make, or solicit or encourage, any such statements or communications to the extent required to duly pursue or defend, to the fullest extent possible, any Claims involving the Purchaser Indemnified Parties pursuant to this Agreement or any Ancillary Agreement, or if required as part of any investigation or inquiry conducted by a Governmental Body or law enforcement body.

(e)	Notwithstanding anything to the contrary herein, the employment of any of the Seller Restricted Parties by any Protected Party and the performance of the employment or independent contractor agreement governing such relationship following the Closing shall not be deemed to be in violation of this Section 6.3.

(f)	The Seller Restricted Parties agree that any breach of the terms of Sections 6.3(a), 6.3(b), and 6.3(c) would result in immediate and irreparable injury and damage to the Protected Parties for which the Protected Parties could not be adequately compensated by damages. The Seller Restricted Parties therefore also agree that in the event of any such breach or any threatened breach, the Protected Parties shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages, in addition to any other remedies (including damages) to which the Protected Parties may be entitled at law.

(g)	The Seller Restricted Parties acknowledge and agree that the covenants in this Section 6.3, including the duration of the Restricted Period and the scope of the Territory, are integral to this Agreement and are reasonable in all of the circumstances and may seriously constrain the freedom of the Seller Restricted Parties to pursue alternative business activities in the Territory during the Restricted Period.

(h)	At the request of any Seller Restricted Party, the Purchaser shall duly and timely make an election with the relevant Seller Restricted Party in prescribed form and manner under section 56.4 of the Tax Act, and under the analogous provisions of any applicable provincial or territorial legislation, in respect of the restrictive covenants contained in this Section 6.3 to the extent such elections are available. The relevant Seller Restricted Party shall, in all cases, be responsible for preparing and filing the election form, together with any other documents required to be filed with the election, within the prescribed time limits in order for the election to be valid. The Purchaser’s only obligation shall be to sign the election, unless, in order for it to be valid, the Purchaser is also required to file the election in which case the relevant Seller Restricted Party shall provide the Purchaser with the election for filing and the Purchaser shall file it within the prescribed time period.

6.4	Tax Matters

(a)	The Purchaser shall cause the Company to prepare all Tax Returns required to be filed by applicable Laws in respect of the Company for any taxable period ending on or before the Closing Date that are not required to be filed on or before the Closing Date (the “Post-Closing Tax Returns”). To the extent permitted under applicable Law, all such Post-Closing Tax Returns shall be prepared on a basis consistent with the Tax Returns prepared for prior years. Not less than 30 Business Days prior to the date on which the Company is required to file any such Post- Closing Tax Return that is an income Tax Return, the Purchaser will deliver draft copies of such Post-Closing Tax Return to the Sellers’ Representatives. The Sellers’ Representatives will have the right to review such draft Post-Closing Tax Return and, within 15 Business Days after the date that the Purchaser delivers such draft Post-Closing Tax Return to the Sellers’ Representative, provide comments on such draft Post-Closing Tax Return to the Purchaser in writing. The Purchaser will consider in good faith all reasonable comments of the Sellers’ Representatives with respect to a Post-Closing Tax Return. After the Closing Date, the Purchaser shall control the conduct, through counsel of its own choosing, of any audit or claim in respect of Taxes with respect to the Company in respect of any taxable period ending on or prior to the Closing Date (a “Tax Contest”). Notwithstanding the foregoing, the Purchaser shall not cause or allow the Company to originate the recalculation or re-filing of any such Post-Closing Tax Return or file any waivers for any Pre-Closing Tax Period or any Straddle Period of the Company, unless this recalculation or re-filing is required by Law or this recalculation or re-filing does not increase the liability of the Sellers under any representation, warranty or indemnity under this Agreement.

(b)	The Purchaser shall and shall cause the Company to, on the one hand, and the Sellers’ Representatives shall, on the other hand, fully cooperate with each other in connection with the preparation and review of any Post-Closing Tax Returns as contemplated in this Section 6.3(h), and any audit inquiries with respect to any Post-Closing Tax Returns.

(c)	In the case of any Straddle Period, the amount of Taxes attributable to the portion of such Straddle Period commencing before the Closing Date and ending on the Closing Date shall be calculated as follows:

(i)	in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, (A) the numerator of which is the number of calendar days in the Straddle Period up to and including the day prior to the Closing Date, and (B) the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)	in the case of Taxes not described in subsection (i) above (such as Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of any such Taxes shall be determined as if such taxable period ended on the day prior to the Closing Date.

(d)	If, following the Closing, the Company receives a refund of or credit against any Taxes (in cash or as a reduction of any Taxes otherwise due) that relate exclusively to a taxable period ending on or prior to the Closing Date (any such refund, a “Pre- Closing Tax Refund”) and the actual amount of the Pre-Closing Tax Refund is greater than the amount in respect thereof for that period reflected as an increase in the Purchase Price in the Closing Statements, then the Purchase Price will be increased by an amount equal to such difference (net after-Tax, except to the extent that such Tax is reflected as a reduction in the Purchase Price in the Closing Statements), and the Purchaser will pay to the Sellers, the amount of such net difference by way of wire transfer of immediately available funds within 10 Business Days of receipt of the Pre-Closing Tax Refund as directed by the Sellers’ Representatives.

(e)	If it is determined that the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) in respect of a dividend paid or deemed to have been paid on or prior to the Closing Date, the Sellers hereby concur (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 185.1(2) of the Tax Act in respect of such dividend, and such election shall be made by the Company in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(f)	If it is determined that the Company has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend paid or deemed to have been paid by it on shares of any class of its capital stock on or prior to the Closing Date, and the full amount of such dividend exceeded the amount of the “capital dividend account” (as defined in the Tax Act) of the Company immediately before the dividend became payable, the Sellers hereby concur (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend, and such election shall be made by the Company in the manner and within the time prescribed by subsections 184(3) and 184(4) of the Tax Act.

(g)	If, at any time after the Closing Date, the Purchaser or the Sellers’ Representatives determine, or become aware that an “advisor” (as defined in the Tax Act) has determined, that any transaction contemplated by this Agreement is a Reportable Transaction, the Purchaser or the Sellers’ Representatives, as the case may be, will promptly inform the other parties of its intent, or its advisor’s intent, to report the Reportable Transaction and the parties will cooperate with respect to preparing and filing the applicable information returns and notifications.

(h)	Each Seller hereby agrees that it shall provide written notice to the Purchaser in the event that such Seller becomes a non-resident of Canada at any time prior to the date on which the Purchaser could be required to make a payment to such Seller hereunder.

(i)	As far as legally permissible, the Purchaser will not withhold any tax against any amounts of the Purchase Price payable to any Seller.

6.5	Shareholders’ Agreement and Option Plan Terminations

The Sellers and the Company hereby acknowledge and agree that the Shareholders’ Agreement and the Option Plan are hereby terminated in all respects, in each case with no further liability or obligation to the Company and to the Sellers.

6.6	Landlord Deliverables

Purchaser shall deliver the duly executed officers’ certificates mentioned in Section 2.3 of the Landlord’s Consent to Bedford Storage Limited Partnership in accordance with the Landlord’s Consent, with copies to the Sellers’ Representatives, and shall cause the timely delivery of the other deliverables of the Purchaser and its Affiliate(s) relating to the aforementioned Landlord’s Consent and the Lease to allow for the release of                  obligations under the Lease at Closing.

ARTICLE 7

CLOSING

7.1	Closing

Subject to compliance with the terms and conditions hereof, the transfer of the Purchased Shares shall be deemed to take effect as at the Time of Closing. The Closing shall take place on the Closing Date by way of electronic exchange of documents and funds, or in such other manner as the parties may agree in writing. Except as set out in this Agreement or otherwise agreed by the Purchaser and the Sellers’ Representatives, the Closing transactions shall be deemed to have occurred simultaneously.

7.2	Closing Deliveries of the Sellers

Concurrently with the execution and delivery of this Agreement, the Sellers shall deliver or cause to be delivered to the Purchaser, each in form and substance satisfactory to the Purchaser and its counsel, acting reasonably:

(a)	the share certificates representing the Purchased Shares duly endorsed in blank or accompanied by share transfer powers or other instruments of transfer duly executed for transfer of the Purchased Shares to the Purchaser;

(b)	duly executed counterparts to each of the Ancillary Agreements, as applicable;

(c)	the minute books and share transfer records of the Company and any predecessors thereof;

(d)	duly executed written resignation and mutual release in form satisfactory to the Purchaser from each of the officers and directors of the Company (collectively, the “Resignation and Release”), such Resignation and Release to be effective at the Closing Date;

(e)	a certificate of status of the Company from its jurisdiction of formation and each jurisdiction where it is registered to do business;

(f)	a certificate of an officer of the Company, attaching certified copies of (i) its articles and by-laws, (ii) the resolutions of its board of directors approving the transfer of the Purchased Shares, and authorizing and approving the entry into the Ancillary Agreements applicable. If required by Purchaser, the resolutions of its shareholders and its board of directors, as the case may be, in order to rectify the corporate deficiencies identified by counsel to the Purchaser in the minute books of the Company;

(g)	executed copies of each of the Payoff Letters and invoices marked “final” from each of the payees described in clause (a) of the definition of Transaction Expenses;

(h)	a schedule prepared by the Sellers’ Representatives (the “Payment Allocation Schedule”), which (i) allocates the Estimated Purchase Price (less the Escrow Amounts) between the Purchased Shares in accordance with Section 2.1 and (ii) reflects the portion of the Closing Date Cash Payment and/or Closing Date Share Consideration payable or issuable, as applicable, to each Seller at the Closing;

(i)	the “Landlord’s Consent Agreement to a Change of Control and a Sublease Agreement” (in this Article 7, the “Landlord’s Consent”) duly executed by the Company and

(j)	the duly executed amendment to the sublease dated as of the date hereof between as sub-tenant, and the Company, as sub-landlord, in relation to the sublease of the 4 office spaces within the Leased Real Property dated as of October 9, 2023; and

(k)	all other documents required to be delivered by the Sellers pursuant to this Agreement or reasonably necessary to give effect to the transactions contemplated hereby.

7.3	Closing Deliveries by the Purchaser

Concurrently with the execution of this Agreement, the Purchaser shall deliver or cause to be delivered to the Sellers’ Representatives, each in form and substance satisfactory to the Sellers’ Representatives and their counsel, acting reasonably:

(a)	a duly executed counterpart to each of the Ancillary Agreements to which the Purchaser is a party;

(b)	certificates representing the Exchangeable Shares;

(c)	the Closing Date Cash Payment and Closing Date Share Consideration in accordance with Section 2.2(a)(iii);

(d)	a certificate of an officer of the Purchaser, attaching certified copies of (i) its articles and by-laws, and (ii) the resolutions of its board of directors approving the transactions contemplated by this Agreement;

(e)	the Landlord’s Consent duly executed by Bedford Storage Limited Partnership and the Purchaser as well as all other deliverables referred to in Section 6.6; and

(f)	all other documents required to be delivered by the Purchaser pursuant to this Agreement or reasonably necessary to give effect to the transactions contemplated hereby.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1	Survival of Representations, Warranties and Covenants

Subject to the terms of this Article 8, all representations, warranties and covenants contained in this Agreement and in all other agreements, documents and certificates delivered pursuant to or contemplated by this Agreement shall survive the Closing and not merge.

8.2	Indemnification by the Sellers

Subject to the limitations set out elsewhere in this Article 8 and notwithstanding any investigation made, or knowledge acquired, by the Purchaser prior to Closing, the Sellers shall indemnify and save harmless Purchaser, its employees, officers, directors, shareholders, Affiliates, agents and other Representatives (collectively, the “Purchaser Indemnified Parties”) from and against all Losses suffered or incurred by a Purchaser Indemnified Party as a result of or arising out of or in connection with:

(a)	the breach or inaccuracy of any representation or warranty of the Sellers contained in Article 3 and Article 4 of this Agreement or in any Ancillary Agreement;

(b)	any breach or non-performance by the Sellers or the Sellers’ Representatives of any of their respective covenants in this Agreement or in any Ancillary Agreement;

(c)	Taxes imposed on or with respect to all taxable periods ending on or before the Closing Date including the portion of any Straddle Period commencing before the Closing Date and ending on the Closing Date, and any Taxes arising in a taxable period that ends after the Closing Date as a result of SR&ED Tax Credits of the Company for any taxable period ending on or before the Closing Date, except in each case to the extent that any such Taxes were accounted for in the calculation of the Purchase Price;

(d)	any Closing Debt not fully paid on the Closing Date and not otherwise taken into account in the calculation of the Purchase Price;

(e)	any Transaction Expenses not fully paid on the Closing Date and not otherwise taken into account in the calculation of the Purchase Price;

(f)	Taxes resulting from any reduction, disallowance, denial or adjustment of SR&ED Tax Credits of the Company arising from an assessment or reassessment issued by any Governmental Body; and

(g)	(i) any event occurring or conditions existing at or prior to the Closing Date relating to the Business, the Company, or the Leased Real Property which as at the Closing Date constitutes a violation of, or gives rise to liability under Environmental Laws; or (ii) any presence or Release of any Hazardous Substance in, on, under or from the Leased Real Property, whether by Seller or any tenant or any other Person prior to the Time of Closing and whether or not known at the Time of Closing.

8.3	Indemnification by Purchaser

Subject to the limitations set out elsewhere in this Article 8 and notwithstanding any investigations made, or knowledge acquired, by the Purchaser prior to Closing, the Purchaser shall indemnify and save harmless the Sellers, their employees, officers, directors, trustees, shareholders, Affiliates, agents and other Representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses suffered or incurred by a Seller Indemnified Party as a result of or arising directly or indirectly out of or in connection with:

(a)	the breach or inaccuracy of any representation or warranty of the Purchaser contained in Article 5 of this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(b)	any breach or non-performance by the Purchaser of any covenant in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

8.4	Effect of Materiality Qualifiers

For purposes of the indemnity provisions in this Article 8, where a Claim pursuant to Sections 8.2(a) or 8.3(a) is predicated on an underlying representation and warranty that is qualified by a reference to “materiality” or “Material Adverse Effect” (other than the representation and warranty contained in Section 4.23(a)), the underlying representation and warranty shall be read as if it did not contain such qualifier.

8.5	Monetary Limitation of Liability

(a)	An Indemnified Party shall not be entitled to require payment of any amount by the Indemnifying Party on the indemnities contained in Sections 8.2(a) or 8.3(a), as applicable (other than Fundamental Representations), until the aggregate of all such amounts for which the Indemnified Party would otherwise be entitled to require payment under such Sections exceeds $200,000 (the “Threshold Amount”). Once the Threshold Amount has been exceeded, the Indemnified Party shall be entitled to require payment on such indemnities from the first dollar of Losses that exceeds the Threshold Amount.

(b)	An Indemnified Party shall not be entitled to require payment of amounts by the Indemnifying Party on the indemnities contained in Sections 8.2(a) or 8.3(a), as applicable (other than Fundamental Representations), or Section 8.2(g), in excess of $3,137,500 in the aggregate for all such indemnities, and further provided that the aggregate liability of a Seller for all such Claims will not exceed this Seller’s Pro Rata Portion of $3,137,500.

(c)	Notwithstanding any other provision of this Agreement, the limitations in Sections 8.5(a) and 8.5(b) shall not apply in the case of indemnity claims based on Fundamental Representations. An Indemnified Party shall not be entitled to require payment of amounts by the Indemnifying Party on the indemnities contained in Sections 8.2(a) or 8.3(a), as applicable, based on any Fundamental Representations, in excess of the Purchase Price in the aggregate for all such indemnities, and further provided that the aggregate liability of a Seller for all such Claims will not exceed this Seller’s Pro Rata Portion of the Purchase Price.

(d)	A Purchaser Indemnified Party shall not be entitled to require payment of amounts by the Sellers on the indemnities contained in Sections 8.2(b) in excess of the Purchase Price in the aggregate for all such indemnities.

(e)	A Purchaser Indemnified Party shall not be entitled to require payment of amounts by the Sellers on the indemnities contained in Sections 8.2(c), 8.2(d), 8.2(e) or 8.2(f) in excess of the Purchase Price in the aggregate for all such indemnities and further provided the aggregate liability of a Seller for all such Claims will not exceed this Seller’s Pro Rata Portion of the Purchase Price.

(f)	Notwithstanding any other provision of this Agreement, the limitations set forth in this Section 8.5 shall not apply to a Claim involving fraud or wilful breach of this Agreement on the part of the party against whom the Claim is made.

(g)	The limitations in this Section 8.5(b), (c), (d) and (e) are expressly subject to the terms of Section 8.15.

8.6	Notice of Claim

(a)	A party that may be entitled to make a claim for indemnification (a “Claim”) under this Agreement (the “Indemnified Party”) shall give written notification to the other party (the “Indemnifying Party”) of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim. The Notice of Claim shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

(b)	If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 8.6(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the Claim or in proceeding against a third party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Article 8.

(c)	If the date by which a Notice of Claim must be given as set out in Section 8.7 in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 8.7 the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

8.7	Time Limits for Notice of Claim

(a)	The Sellers shall not be required to indemnify or save harmless the Purchaser Indemnified Parties pursuant to Section 8.2 unless the Purchaser shall have provided to the Sellers’ Representatives a Notice of Claim within the following time limits, as applicable:

(i)	with respect to the Seller Fundamental Representations and the Company Fundamental Representations, no later than five (5) years after the Closing Date;

(ii)	with respect to the Seller Tax Representations and a Claim under Sections 8.2(c) and 8.2(f), not later than the day that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable legislation in respect of any taxation year to which such representations and warranties relate could be issued to the Company under such legislation;

(iii)	with respect to the Non-Fundamental Representations and a Claim under Section 8.2(g), not later than the 24 months after the Closing Date;

(iv)	with respect to a Claim for any breach or inaccuracy of any of the representations and warranties contained in this Agreement or Ancillary Agreement involving fraud, at any time after Closing; and

(v)	with respect to a Claim under Sections 8.2(b), 8.2(d) and 8.2(e), at any time after the Closing Date.

(b)	The Purchaser shall not be required to indemnify or save harmless the Sellers pursuant to Section 8.3 unless the Sellers’ Representatives shall have provided to the Purchaser a Notice of Claim within the following time limits:

(i)	With respect to the Purchaser Fundamental Representations, no later than five (5) years after the Closing Date;

(ii)	With respect to all other representations and warranties provided by the Purchaser other than Purchaser Fundamental Representations, not later than 24 months after the Closing Date; and

(iii)	With respect to a Claim under Section 8.3(b), at any time after the Closing Date.

(c)	Notwithstanding the provisions of any law or statute, the period within which an Indemnified Party may commence a proceeding in respect of a Claim for which a Notice of Claim is required to be, and has been, given in accordance with Section 8.7(a) or 8.7(b), shall be two years from the last date upon which such Notice of Claim is permitted to be delivered thereunder, and any applicable limitation period is hereby so extended to the fullest extent permitted by Law.

8.8	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45-days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim. If the Indemnifying Party does not respond within such 45-day period, the Indemnifying Party will be deemed to have rejected the Direct Claim and the Indemnified Party may pursue any remedies available to it.

8.9	Third Party Claims

(a)	The Indemnifying Party shall have the right, at its expense, to participate in or, if it acknowledges its liability for the Third Party Claim, assume control of the negotiation, settlement or defence of any Third Party Claim for damages and if the Indemnifying Party assumes control, it shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket costs and expenses incurred prior to the time the Indemnifying Party assumed control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party (and will not constitute an indemnifiable Loss under this Article 8) unless in the reasonable opinion of the Indemnified Party on the advice of its counsel, representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

(b)	If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(c)	If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

(d)	Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the negotiation, settlement or defence of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall reimburse the Indemnified Party for the reasonable, documented out-of-pocket fees and expenses of counsel retained by the Indemnified Party if (i) the Claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) the Claim for indemnification relates to the Seller Tax Representations or is made under Section 8.2(c) or 8.2(f) (iii) the Claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by outside counsel that there exists an actual conflict of interest between the Indemnifying Party and the Indemnified Party; or (v) the Claims relates to a Material Contract, Material Supplier or Material Customer. Moreover, the Indemnifying Party, if a Seller, will not settle, compromise or pay any Third Party Claim without the prior consent of the Purchaser Indemnified Party unless the settlement (A) includes a complete release of the Purchaser Indemnified Parties without payment of any amount by any Purchaser Indemnified Party, and (B) does not include a finding or admission of wrongdoing on the part of any Purchaser Indemnified Party. If the Indemnified Party has assumed the defence under Section 8.9(d), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e)	If the Indemnifying Party fails to assume control of the defence of any Third Party Claim or defaults in respect of any of its obligations under this Section 8.9 with respect thereto, the Indemnified Party shall have the exclusive right to contest the amount claimed and may settle and pay the same on 14 days’ prior written notice to the Indemnifying Party and the Indemnifying Party shall, thereupon, be deemed to have agreed that such settlement is reasonable and may be agreed to by the Indemnified Party and all other Persons liable in respect of the Third Party Claim unless within such 14-day period the Indemnifying Party notifies the Indemnified Party that it is assuming or reassuming control of such defence and thereafter assumes or reassumes such control and does not default.

(f)	The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available). The Indemnifying Party and the Indemnified Party shall make all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim (for the purposes of this paragraph, the “Defending Party”), (i) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and (ii) all documents, records and other materials in the possession of that Party reasonably required by the Defending Party for its use in defending any Third Party Claim, in each case subject to the Access Principles.

8.10	Reduction for Insurance Recovery

In calculating the amount of any Claim made by any Indemnified Party under this Article 8, the amount of any recovery, settlement or other proceeds received by such Indemnified Party under or pursuant to any insurance coverage, less any costs, expenses (including Taxes) or premiums incurred in connection therewith, shall be deducted from the amount of such Claim. For the avoidance of doubt, Purchaser shall have no obligation to pursue recovery under any insurance coverage prior to pursuing a Claim as an Indemnified Party under this Article 8.

8.11	Indemnity Escrow Amount

(a)	The Indemnity Escrow Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement as a holdback to cover any claim for indemnification made by the Purchaser under this Article 8.

(b)	On the 18-month anniversary of the Closing Date (the “First Escrow Release Date”), the Purchaser and the Sellers’ Representatives will jointly direct the Escrow Agent to release to the Sellers’ Representatives (for further distribution to the Sellers) an amount equal to: $1,575,000, minus (i) the total of any amounts paid from the Indemnity Escrow Amount prior to the First Escrow Release Date and minus (ii) any Disputed Amount. On the 24-month anniversary of the Closing Date (the “Second Escrow Release Date”) the Purchaser and the Sellers’ Representatives will jointly direct the Escrow Agent to release to the Sellers’ Representatives (for further distribution to the Sellers) any remaining Indemnity Escrow Amount, minus any Disputed Amounts. If there has been a Claim that is made in good faith and delivered to the Sellers’ Representatives before the First Escrow Release Date or the Second Escrow Release Date, as applicable, and such Claim has not been finally resolved (by agreement between the Indemnifying Party and the Indemnified Party, by binding, final and non-appealable determination, or by settlement), then that indemnity Claim will be a “Disputed Claim” and the amount of the indemnity Claim set out in that Indemnity Notice will be a “Disputed Amount”. The Disputed Amount shall be retained by the Escrow Agent pending resolution of such Claim and will then be disbursed to the party or parties found to be entitled to any portion thereof in accordance with such resolution, in accordance with a joint direction to that effect signed by the Purchaser and the Sellers’ Representatives (and Purchaser and the Sellers’ Representatives agree to sign such joint direction reflecting such resolution).

8.12	Adjustment to Purchase Price

Any payment made by any Seller pursuant to this Article 8 shall constitute a reduction in the Purchase Price, and any payment made by the Purchaser pursuant to this Article 8 shall constitute an increase in the Purchase Price. Despite Section 2.6, any decrease in the Purchase Price under this Article 8 will be allocated to the Seller making the payment, and any increase in the Purchase Price under this Article 8 will be allocated to the Seller receiving the payment (or to the Seller whose related Seller Indemnified Party is receiving the payment).

8.13	Exclusivity

From and after Closing, other than in the case of fraud, the indemnities provided in this Article 8 shall be the sole and exclusive remedy of the Seller Indemnified Parties or the Purchaser Indemnified Parties, respectively, against a party in respect of a breach of any representation, warranty, covenant or obligation of that party under this Agreement. For certainty, the foregoing shall not prevent a party from commencing litigation to compel specific performance or obtain other equitable remedies. The provisions of this Section 8.13 shall survive any termination of this Agreement.

8.14	Duty to Mitigate

(a)	Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.

(b)	For any Claim made pursuant to Section 8.2(g), the Purchaser Indemnified Parties shall use commercially reasonable efforts to pursue all remedies reasonably available against third parties, including with respect to the landlord pursuant to the terms of the Lease (in this Section, the “Environmental Remedies”) and such Claim shall be deemed a Disputed Amount while Purchaser attempts to recover from the landlord; provided, that in no event shall Environmental Remedies include the commencement of any litigation against Bedford Storage Limited Partnership. During the four (4) years following the Closing Date, in the event that the Purchaser Indemnified Parties actually receive any amount pursuant to their Environmental Remedies that relates to the subject matter of a Claim for which the Sellers have already indemnified the Purchaser Indemnified Parties, the Purchaser Indemnified Parties shall reimburse the Sellers for such indemnity amount they were paid by the Sellers, up to the amount actually received by the Purchaser Indemnified Parties pusuant to the Environmental Remedies, net of Taxes and enforcement costs.

8.15	Sellers’ Liability

(a)	As long as the Indemnity Escrow Amount has not been exhausted or released in accordance with the terms of this Agreement and the Escrow Agreement, the Purchaser Indemnified Parties shall first seek monetary recovery from such Indemnity Escrow Amount with respect to any Claims made against Seller(s) under Article 8 and, notwithstanding anything to the contrary in this Agreement, the Sellers shall be solidarily liable for the full amount of any such Claims.

(b)	Once the Indemnity Escrow Amount is fully exhausted and subject to the monetary limitations of liability provided under Sections 8.5 and 8.15(c) :

(i)	if the Purchaser Indemnified Parties seeks any monetary recovery for any Claim against a Seller (a) for the breach or inaccuracy of any representation or warranty of such Seller contained in Article 3 or in an Ancillary Agreement to which such Seller is a party, (b) for any breach or non-performance by such Seller of any of its covenants in this Agreement or in any Ancillary Agreement to which such Seller is a party, or (c) with respect to such Seller’s fraud such breaching Seller alone shall be severally (not solidarily) liable to the Purchaser Indemnified Parties and the Purchaser Indemnified Parties cannot seek monetary recovery from any other Sellers in respect of such Claim; and

(ii)	if the Purchaser Indemnified Parties seeks any monetary recovery for any Claim against the Sellers (A) for the breach or inaccuracy of any representation or warranty of the Sellers contained in Article 4 or (B) in respect of any Claim made under Sections 8.2(c), 8.2(d), 8.2(e), 8.2(f) or 8.2(g), the Sellers shall be severally (and not solidarily) liable to the Purchaser Indemnified Parties.

(c)	Once the Indemnity Escrow Amount is fully exhausted, the indemnification obligations of each Seller with respect to any Claim will be limited, in respect of each Seller to the monetary limitation of liability provided under Section 8.5(b) 8.5(c), 8.5(d) or 8.5(e), as applicable. For greater clarity, the determination of whether such monetary limitation of liability has been met shall take into account any indemnity amount recovered by the Purchaser Indemnified Parties from the Indemnity Escrow Amount and the Purchaser Indemnified Parties shall have no further recourse against the Sellers if the applicable monetary limitation of liability has been met or exceeded.

8.16	No Double Recovery.

No Indemnified Party is entitled to double recovery for any indemnity Claim even though the indemnity Claim may have resulted from the breach or inaccuracy of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party under this Agreement or any Ancillary Agreement. No Indemnifying Party has any liability or obligation for indemnification under this Article 8 to the extent that the relevant Loss has been taken into account in the determination of the final Closing Working Capital and the related adjustments to the Purchase Price have been paid.

ARTICLE 9

MISCELLANEOUS

9.1	Appointment of Sellers’ Representative

(a)	Each Seller hereby appoints to act jointly as the Sellers’ Representatives and jointly as their lawful agent, proxy and attorney-in-fact for all purposes under or in connection with this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein (including full power and authority to act on behalf of the Sellers). Without limiting the generality of the foregoing, the Sellers’ Representatives are authorized to:

(i)	exercise any rights of such Seller with respect to the Purchased Shares and in connection with this Agreement, Ancillary Agreements and the transactions contemplated herein and therein;

(ii)	receive, execute, hold and deliver all documents, instruments, certificates, statements and agreements on behalf of and in the name of such Seller necessary to effectuate the Agreement, Ancillary Agreements and consummate the transactions contemplated herein and therein;

(iii)	acknowledge receipt of all payments, documents or other items to be delivered to any Seller, take all other actions to be taken by or on behalf of any Seller and exercise any and all rights which any Seller is permitted or required to do or exercise under or in connection with this Agreement;

(iv)	take all actions on behalf of the Sellers in connection with finalization and settlement of the Closing Statements in accordance with Section 2.4(d);

(v)	take all actions on behalf of the Sellers in connection with any claims made under Article 8 to pursue, defend or settle such claims, and to make payments in respect of such claims;

(vi)	execute and deliver any amendment to this Agreement so long as such amendment will apply equally to each of the Sellers; and

(vii)	execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Sellers’ Representatives to effectively convey the Purchased Shares to the Purchaser and to carry out fully the Agreement.

(b)	All actions, decisions, consents, or communications required or permitted to be made by the Sellers’ Representatives under this Agreement must be made jointly by both ; provided, the Purchaser shall be entitled to rely on any notice, demand, communication, declaration, receipt, waiver, consent or other document purporting to be delivered by either of the Sellers’ Representatives on behalf of any Seller and the Purchaser shall not have any obligation to enquire as to the veracity, accuracy or adequacy thereof or whether the action, decision, consent or communication was made jointly, and the Purchaser shall be entitled to disregard any notice, demand or claim to the contrary not sent by either of the Sellers’ Representatives. Further, any delivery or communication to the Sellers’ Representatives hereunder by Purchaser shall be valid if made to either

(c)	Each of the parties acknowledges and agrees that the Sellers’ Representatives are serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any Seller hereunder, and the Purchaser agrees that it will not look to the personal assets of the Sellers’ Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller hereunder.

(d)	Each of the Sellers acknowledges and agrees that each Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any Seller under this Agreement, or any other documents or agreement referred to herein, and each of the Sellers agrees that it will not look to the personal assets of such Sellers’ Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller hereunder or thereunder. Moreover, each of the Sellers acknowledges and agrees that it shall, severally (and not solidarily), with respect to itself only and in respect of its Pro Rata Portion, indemnify each Sellers’ Representative and save him or her harmless in respect of any Loss incurred by him or her as a result solely of acting as a Sellers’ Representative under this Agreement, or any other agreement or instrument delivered pursuant to this Agreement or contemplated hereby, provided that he or she has complied with the terms of this Agreement and acted in good faith in connection herewith.

(e)	The Sellers may, by unanimous written consent, appoint a new Sellers’ Representative or remove either or both Sellers’ Representatives subject to the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2	Releases

(a)	Effective as of the Time of Closing, each Seller Restricted Party on its, his or her own behalf and on behalf of its Affiliates and their respective agents, successors, heirs, executors, administrators, agents, legal representatives and assigns (in each case, a “Seller Releasor”) unconditionally releases and forever discharges the Company, Purchaser and their respective Affiliates and their respective successors and assigns and each of their past, present and future Representatives, and their respective heirs, executors, administrators, legal representatives and assigns (collectively, the “Seller Releasees”) of and from all actions, causes of action, suits, demands, debts, accounts, covenants, damages and all other claims whatsoever which the Seller Releasor ever had, has as of the Time of Closing or may in the future have against the Seller Releasees for or by reason of, or in any way arising out of, any cause, matter or thing whatsoever existing prior to the Time of Closing arising solely as a result of a Seller Restricted Party being a shareholder or creditor of the Company (collectively, the “Seller Released Claims”), but excluding any claims involving fraud and any claims referred to in Section 9.2(c), which shall not be included in the definition of Seller Released Claims hereunder.

(b)	Effective as of the Time of Closing, Purchaser on its, his or her own behalf and on behalf of its Affiliates (including from and after the Time of Closing the Company) and their respective agents, successors, heirs, executors, administrators, agents, legal representatives and assigns (in each case, a “Purchaser Releasor” and collectively with the Seller Releasors, the “Releasors”) unconditionally releases and forever discharges the Seller Restricted Parties and their respective Affiliates and their respective successors and assigns and each of their past, present and future Representatives, and their respective heirs, executors, administrators, legal representatives and assigns (collectively, the “Purchaser Releasees”, and collectively with the Seller Releasees, the “Releasees”) of and from all actions, causes of action, suits, demands, debts, accounts, covenants, damages and all other claims whatsoever which the Purchaser Releasor ever had, has as of the Time of Closing or may in the future have against the Purchaser Releasees for or by reason of, or in any way arising out of, any cause, matter or thing whatsoever existing prior to the Time of Closing to the extent related to the operation or management of the Business by the Company, or by virtue of being a shareholder or creditor of the Company (collectively, the “Purchaser Released Claims”, and collectively with the Seller Released Claims, the “Released Claims”), but excluding any claims involving fraud and claims referred to in Section 9.2(c), which shall not be included in the definition of Purchaser Released Claims hereunder.

(c)	Notwithstanding any other provision of this Agreement, the release and discharge provided for in Section 9.2(a) and Section 9.2(b) by each Releasor shall not apply or extend to or affect, or constitute a release or discharge of such Releasor’s right to, or an agreement to refrain from bringing, any Released Claim that such Releasor may have relating to or arising out of:

(i)	this Agreement or any Ancillary Agreement;

(ii)	with respect to the Seller Releasors, a Seller Releasor’s rights, solely in its capacity as a holder of one or more positions, whether as an employee, officer or director of the Company (such positions, collectively, the “Corporate Offices”) to any indemnity or contribution under applicable Law, any indemnity agreement or pursuant to the articles or by-laws of the Company in effect immediately prior to the Time of Closing; or

(iii)	with respect to the Seller Releasors, any unpaid salary, bonus, benefit, expense reimbursements, director’s fees or other employment remuneration or compensation or payment for services of any nature whatsoever arising out of the Seller Restricted Party being a holder of one or more Corporate Offices, prior to the Time of Closing.

(d)	Each of the Seller Restricted Parties and Purchaser agree and undertakes not to, directly or indirectly:

(i)	make or permit to be made, encourage, demand or instigate any Released Claims by any other Person against any other party in connection with the Released Claims;

(ii)	join, assist, aid or act in concert in any manner whatsoever with any other person in the making of Released Claims; or

(iii)	institute or continue any proceedings by way of action, arbitration or otherwise against any Person who or which might be entitled to claim contribution, indemnity, damages or other relief over or against the Purchaser, the Sellers or the Company in connection with the Released Claims.

9.3	Notices

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to Sellers’ Representative:

Dentons Canada LLP

3900-1 Place Ville Marie

Montreal, Quebec H3B 4M7

Attention:

E-mail:

or

E-mail:

With a copy (which shall not constitute notice) to:

Dentons Canada LLP

3900-1 Place Ville Marie

Montreal, Quebec H3B 4M7

Attention:	Ali Amadee

E-mail:	ali.amadee@dentons.com

(ii)	if to the Rollover Holders:

With a copy (which shall not constitute notice) to:

Gowling WLG (Canada) LLP

3700-1 Place Ville Marie

Montreal, Quebec H3B 4M7

Attention:	Georgi Paskalev
E-mail:	georqi.paskalev@qowlingwlg.com

(iii)	if to the Purchaser:

16428380 Canada Inc.

Attention:	Sam Tabar
E-mail:	Sam@bit-digital.com

With copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10021

Attention:	Prat Vallabhaneni
E-mail:	prat.vallabhaneni@whitecase.com

Davies Ward Phillips & Vineberg LLP

1501 McGill College Ave

Montreal, Quebec H3A 3N9

Attention:	Matthew Hendy
E-mail:	mhendy@dwpv.com

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.3.

9.4	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding unless executed by the Sellers’ Representatives and the Purchaser. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.5	Assignment

(a)	No party may assign any of its rights, benefits, duties or obligations under this Agreement, except with the prior written consent of the other parties.

(b)	Notwithstanding the foregoing, the Purchaser may assign all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Sellers, to any Affiliate of the Purchaser whereupon the assignee shall be liable for all of the obligations of the Purchaser under this Agreement; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

9.6	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and, where the context so permits, their respective successors and permitted assigns.

9.7	Expenses; Commissions

Each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein, including the fees and expenses of legal counsel, financial advisors, brokers, accountants and other professional advisors and fees payable to Governmental Bodies.

9.8	Consultation

The Sellers’ Representatives and Purchaser shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by applicable Law, the Sellers’ Representatives and Purchaser shall not issue any such press or make such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

9.9	Further Assurances

Each of the parties hereto shall, at all times after the Closing Date and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered, at the expense of the requesting party, all further acts documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign the Purchased Shares and to effectuate the transactions contemplated by this Agreement.

9.10	Language

The parties have requested that this Agreement and all related documents be drawn up in English only. Les parties aux présentes ont exigé que le présent contrat et tous les documents qui s’y rattachent soient rédigés en anglais seulement.

9.11	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts and may be executed and delivered by fax, PDF, DocuSign or other electronic means with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document.

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